Note: The Company is seeking confidential treatment of certain portions of this Exhibit pursuant to Rule 24b-2 and has omitted portions of this Exhibit pending a determination on such request. The omitted portions have been filed with the Commission in connection with the Company's request for confidential treatment.

                         RECEIVABLES PURCHASE AGREEMENT

                           Dated as of April 11, 1997

                                      Among

                           KBK RECEIVABLES CORPORATION

                                    AS SELLER

                                       and

                               KBK FINANCIAL, INC.

                               AS INITIAL SERVICER

                                       and

                           XXX RECEIVABLES CORPORATION

                                  AS PURCHASER

                                       and

                                 XXX CORPORATION

                                AS ADMINISTRATOR

                                       and

                                  XXX
                              AS RELATIONSHIP BANK

                                TABLE OF CONTENTS

                                                                            PAGE
                                    ARTICLE I
                           PURCHASES AND REINVESTMENTS

SECTION 1.01. Commitment to Purchase; Limits on Purchaser's Obligations .....  2
SECTION 1.02. Purchase Procedures; Assignment of Asset Interest .............  3
SECTION 1.03. Reinvestments of Certain Collections; Payment of Remaining
               Collections ..................................................  3
SECTION 1.04. Asset Interest ................................................  4
SECTION 1.05. Voluntary Termination of Purchase and Reinvestment
               Obligations or Reduction of Purchase Limit ...................  5

                                   ARTICLE II
                               COMPUTATIONAL RULES

SECTION 2.01. Computation of Purchaser's Total Investment ...................  6
SECTION 2.02. Computation of Earned Discount ................................  6
SECTION 2.03. Estimates of Earned Discount Rate, Fees, Etc ..................  6

                                  ARTICLE III
                                  SETTLEMENTS

SECTION 3.01. Settlement Procedures ........................................   7
SECTION 3.02. Deemed Collections; Reduction of Purchaser's Total
               Investment, Etc .............................................   9
SECTION 3.03. Payments and Computations, Etc ...............................  11
SECTION 3.04. Treatment of Collections and Deemed Collections ..............  11

                                   ARTICLE IV
                            FEES AND YIELD PROTECTION

SECTION 4.01. Fees .........................................................  12
SECTION 4.02. Yield Protection .............................................  12
SECTION 4.03. Funding Losses ...............................................  14

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            PAGE
                                    ARTICLE V
                              CONDITIONS PRECEDENT

SECTION 5.01. Conditions Precedent to Initial Purchase .....................  14
SECTION 5.02. Conditions Precedent to All Purchases and Reinvestments ......  16

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

SECTION 6.01. Representations and Warranties of Seller and Servicer ........  17
SECTION 6.02. Additional Representations and Warranties of Seller ..........  19
SECTION 6.03. Additional Representations and Warranties of Servicer ........  20

                                   ARTICLE VII
                    GENERAL COVENANTS OF SELLER AND SERVICER

SECTION 7.01. Affirmative Covenants of Seller and Servicer. 21
SECTION 7.02. Reporting Requirements of Seller .............................  23
SECTION 7.03. Negative Covenants of Seller and Servicer ....................  24
SECTION 7.04. Separate Existence ...........................................  26

                                  ARTICLE VIII
                          ADMINISTRATION AND COLLECTION

SECTION 8.01. Designation of Servicer ......................................  29
SECTION 8.02. Duties of Servicer ...........................................  29
SECTION 8.03. Rights of the Administrator ..................................  31
SECTION 8.04. Responsibilities of Seller Parties ...........................  32
SECTION 8.05. Further Action Evidencing Purchases and Reinvestments ........  32
SECTION 8.06. Application of Collections ...................................  34

                               TABLE OF CONTENTS
                                  (CONTINUED)
                                                                            PAGE
                                   ARTICLE IX
                                SECURITY INTEREST

SECTION 9.01. Grant of Security Interest ...................................  34
SECTION 9.02. Further Assurances ...........................................  34
SECTION 9.03. Remedies .....................................................  34
SECTION 9.04. Intention of the Parties .....................................  34

                                    ARTICLE X
                               LIQUIDATION EVENTS

SECTION 10.01. Liquidation Events ..........................................  35
SECTION 10.02. Remedies ....................................................  37

                                   ARTICLE XI
                      THE ADMINISTRATOR; RELATIONSHIP BANK

SECTION 11.01. Authorization and Action ....................................  38
SECTION 11.02. Administrator's and Relationship Bank's Reliance, Etc .......  38
SECTION 11.03. XXX Capital and XXX and Affiliates .................  38

                                   ARTICLE XII
                                   ASSIGNMENTS

SECTION 12.01. Restrictions on Assignments .................................  39
SECTION 12.02. Rights of Assignee ..........................................  40
SECTION 12.03. Terms and Evidence of Assignment ............................  40
SECTION 12.04. Rights of Collateral Agent ..................................  40

                               TABLE OF CONTENTS
                                  (CONTINUED)
                                                                            PAGE
                                  ARTICLE XIII
                                 INDEMNIFICATION

SECTION 13.01. Indemnities by Seller .......................................  40
SECTION 13.02. Indemnities by Servicer .....................................  42

                                   ARTICLE XIV
                                  MISCELLANEOUS

SECTION 14.01. Amendments, Etc .............................................  43
SECTION 14.02. Notices, Etc ................................................  43
SECTION 14.03. No Waiver; Remedies .........................................  44
SECTION 14.04. Binding Effect; Survival ....................................  44
SECTION 14.05. Costs, Expenses and Taxes ...................................  44
SECTION 14.06. No Proceedings ..............................................  45
SECTION 14.07. Confidentiality of Seller Information .......................  45
SECTION 14.08. Confidentiality of Program Information ......................  47
SECTION 14.09. Captions and Cross References ...............................  49
SECTION 14.10. Integration .................................................  49
SECTION 14.11. Governing Law ...............................................  49
SECTION 14.12. Waiver Of Jury Trial ........................................  50
SECTION 14.13. Consent To Jurisdiction; Waiver Of Immunities 50
SECTION 14.14. Execution in Counterparts ...................................  50
SECTION 14.15. Recourse to Directors or Officers ...........................  51

                                   APPENDICES

APPENDIX A              Definitions

APPENDIX B              Excluded Obligors and Obligees

                         RECEIVABLES PURCHASE AGREEMENT

                           Dated as of April 11, 1997

      THIS IS A RECEIVABLES PURCHASE AGREEMENT among:

      (1) KBK RECEIVABLES CORPORATION, a Delaware corporation (together with its successors and permitted assigns, "SELLER"),

      (2) KBK FINANCIAL, INC., a Delaware corporation (together with its successors and permitted assigns, "KBK"), as initial servicer hereunder (in such capacity, together with any successor servicer appointed pursuant to SECTION 8.01, "SERVICER"),

      (3) XXX RECEIVABLES CORPORATION, a Delaware corporation (together with its successors and permitted assigns, "PURCHASER"),

      (4) XXX CORPORATION, a Massachusetts corporation ("XXX CAPITAL"), as administrator for Purchaser (in such capacity, together with any successors thereto in such capacity, the "ADMINISTRATOR"), and

      (5) XXX, a bank organized under the laws of the Commonwealth of Massachusetts ("XXX"), as a referral agent for Purchaser (in such capacity, together with any successors thereto in such capacity, the "RELATIONSHIP BANK").

Unless otherwise indicated, capitalized terms used in this Agreement are defined in APPENDIX A.

                                   BACKGROUND

      1. Seller is a wholly-owned Subsidiary of KBK.

      2. KBK is primarily engaged in the business of providing asset-based and working capital financing to businesses.

      3. Concurrently herewith, KBK is entering into the Sale Agreement with Seller, pursuant to which KBK will transfer to Seller all of its right, title and interest in and to the Pool Receivables and certain related property.

      4. Seller and KBK have requested Purchaser, and Purchaser has agreed, subject to the terms and conditions contained in this Agreement, to purchase from Seller from time to time during the term of this Agreement an undivided percentage ownership interest, referred to herein as the Asset Interest, in Pool Receivables and related property.

      5. Seller and Purchaser also desire that, subject to the terms and conditions of this Agreement, certain of the daily Collections in respect of the Asset Interest be reinvested in Pool Receivables, which reinvestment shall constitute part of the Asset Interest.

      6. XXX Capital has been requested, and is willing, to act as the Administrator.

      7. XXX has been requested, and is willing, to act as the Relationship
Bank.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                           PURCHASES AND REINVESTMENTS

      SECTION 1.01. COMMITMENT TO PURCHASE; LIMITS ON PURCHASER'S OBLIGATIONS.
(a) Upon the terms and subject to the conditions of this Agreement (including, without limitation, ARTICLE V), from time to time prior to the Termination Date, Seller may request that Purchaser purchase from Seller ownership interests in Pool Receivables and Related Assets, and Purchaser shall make such purchase (each being a "PURCHASE"); PROVIDED that no Purchase shall be made by Purchaser if, after giving effect thereto, either

            (i) the then Purchaser's Total Investment would exceed the Purchase Limit (as defined in SUBSECTION (B)) then in effect, or

            (ii) the Asset Interest, expressed as a percentage of Net Pool Balance, would exceed XXX (the "ALLOCATION LIMIT"); and

PROVIDED, FURTHER that each Purchase made pursuant to this SECTION 1.01 shall have a purchase price equal to at least $500,000 (or at least $2 million in the case of any purchase not made on a Settlement Date) and shall be an integral multiple of $100,000.

      (b) The maximum amount of the Purchaser's Total Investment hereunder (the "PURCHASE LIMIT") shall be $50,000,000 (PROVIDED, HOWEVER, that the Purchase Limit shall be increased automatically to $75,000,000 upon the increase, if any, of the Liquidity Commitment Account (as defined in the Liquidity Agreement) to $76,500,000), or such lesser amount to which it may be reduced from time to time pursuant to SECTION 1.05.

      SECTION 1.02. PURCHASE PROCEDURES; ASSIGNMENT OF ASSET INTEREST.

      (a) NOTICE OF PURCHASE. Each Purchase from Seller by Purchaser shall be made on notice from Seller to the Administrator received by the Administrator not later than 1:00 p.m. (New York City time) on the Business Day next preceding the date of such proposed Purchase. Each such notice of a proposed Purchase shall be substantially in the form of EXHIBIT 1.02(A) and shall specify the desired amount and date of such Purchase.

      (b) FUNDING OF PURCHASE. On the date of each Purchase, Purchaser shall, upon satisfaction of the applicable conditions set forth in ARTICLE V, make available to the Administrator at the Administrator's Office the amount of its Purchase in same day funds, and after receipt by the Administrator of such funds, the Administrator will make such funds immediately available to Seller at such office.

      (c) COLLECTION ACCOUNT. Seller hereby agrees to establish the Collection Account on or before the date of the initial Purchase hereunder. The Collection Account shall be used to receive Collections and for other purposes described in the Transaction Documents. No funds other than those transferred in accordance with ARTICLES I and III shall be transferred to or deposited into the Collection Account. Funds on deposit in the Collection Account shall be invested only in Permitted Investments that shall mature on the Business Day prior to the next Settlement Date. The income (net of losses) from such Permitted Investments shall be added to the balance of the Collection Account. On each Business Day, the Servicer shall transfer from each post-office box to a Lock-Box Account all Collections of Pool Receivables on deposit in such post-office box. On each Business Day, the Servicer shall transfer from the Lock-Box Accounts to the Collection Account, all Collections of Pool Receivables on deposit in the Lock-Box Accounts. All amounts on deposit in the Collection Account shall be applied in accordance with ARTICLE I and ARTICLE III, as applicable.

      (d) ASSIGNMENT OF ASSET INTEREST. Seller hereby sells, assigns and transfers to Purchaser, effective on and as of the date of each Purchase by the Purchaser hereunder, the Asset Interest in the Pool Receivables and Related Assets.

      SECTION 1.03. REINVESTMENTS OF CERTAIN COLLECTIONS; PAYMENT OF REMAINING COLLECTIONS.

      (a) On the close of business on each day during the period from the date hereof to the Termination Date, Servicer will, out of all Collections from Pool Receivables received on such day and on deposit in the Collection Account:

            (i) determine the portion of Collections attributable on any day to the Asset Interest by multiplying (x) the amount of all Collections in respect of the Pool Receivables TIMES (y) the Asset Interest (expressed as a percentage of the Net Pool Balance);

            (ii) out of the portion of Collections allocated to the Asset Interest pursuant to CLAUSE (I), set aside in the Collection Account an amount equal to the sum of (A) the estimated amount of Earned Discount to accrue in respect of the Purchaser's Total Investment (based on rate information provided by the Administrator pursuant to SECTION 2.03 for the then-current Settlement Period), (B) all other amounts due to Purchaser, the Administrator or the Relationship Bank hereunder (other than the Purchaser's Total Investment), and (C) the Purchaser's Share of the Servicer's Fee (in each case, accrued through such day) and not so previously set aside;

            (iii) determine the Collections allocated to the Asset Interest pursuant to CLAUSE (I) and not set aside in the Collection Account pursuant to CLAUSE (II) (the "REINVESTMENT COLLECTIONS") to be held for the purchase from Seller of ownership interests in Pool Receivables and Related Assets in accordance with SECTION 1.03(B) (each such purchase being a "REINVESTMENT");

            (iv) pay to Seller the portion of Collections not allocated to the Asset Interest pursuant to CLAUSE (I), less the Seller's Share of the Servicer's Fee; and

            (v) out of the portion of Collections not allocated to the Asset Interest pursuant to CLAUSE (I), pay to the Servicer the Seller's Share of the Servicer's Fee accrued through such day.

      (b) REINVESTMENT. The Reinvestment Collections that are currently held in the Collection Account shall be available to complete Reinvestments; PROVIDED, HOWEVER, if the then Asset Interest exceeds the Allocation Limit or the then Purchaser's Total Investment exceeds the Purchase Limit, the Servicer shall hold in the Collection Account for distribution to the Purchaser on the next Settlement Date pursuant to SECTION 3.01(C)(4), a portion of Reinvestment Collections equal to the amount necessary to reduce the Purchaser's Total Investment to the Purchase Limit and the Asset Interest to the Allocation Limit. If the conditions precedent to Reinvestment set forth in SECTION 5.02 are satisfied, then the Servicer may apply the remaining Reinvestment Collections (to the extent that, as a result of such application, the condition precedent in CLAUSE (III) of SECTION 5.02 is satisfied) to the making of a Reinvestment.

      (c) REDUCTION OF PURCHASER'S TOTAL INVESTMENT. The Purchaser's Total Investment shall not be reduced by the amount of Collections set aside pursuant to this Section unless and until such Collections are actually delivered to the Administrator pursuant hereto.

      SECTION 1.04. ASSET INTEREST.

      (a) COMPONENTS OF ASSET INTEREST. On any date the Asset Interest will represent Purchaser's combined undivided percentage ownership interest in all then outstanding Pool Receivables and all Related Assets with respect to such Pool Receivables as at such date.

      (b) COMPUTATION OF ASSET INTEREST. On any date, the Asset Interest will be equal to a percentage, expressed as the following fraction:

                           PTI + ACR + LCR + LR + DR
                           -------------------------
                                      NPB
where:

      PTI  = the then Purchaser's Total Investment;

      ACR  = the then Accrued Cost Reserve;

      LCR  = the then Liquidation Cost Reserve;

      LR   = the then Loss Reserve;

      DR    = the then Dilution Reserve; and

      NPB  = the then Net Pool Balance;

      PROVIDED, HOWEVER, that the Asset Interest shall not exceed XXX (except for purposes of determining whether, and to what extent, the Asset Interest exceeds the Allocation Limit); and PROVIDED, FURTHER, that the Asset Interest, as computed as of the day immediately preceding the Termination Date, will remain constant at all times on and after the Termination Date until the Final Payout Date, unless at any time the Administrator requests a recalculation of the Asset Interest, in which case the Asset Interest shall remain constant following such recalculation until the Final Payout Date, or, if earlier, until the date of the next such recalculation.

      (c) FREQUENCY OF COMPUTATION. The Asset Interest shall be computed as of the Cut-Off Date for each Settlement Period. In addition, the Administrator may require Servicer to provide an Information Package for purposes of computing the Asset Interest as of any other date, and the Servicer agrees to do so within two Business Days of its receipt of the Administrator's request.

      SECTION 1.05. VOLUNTARY TERMINATION OF PURCHASE AND REINVESTMENT OBLIGATIONS OR REDUCTION OF PURCHASE LIMIT. Seller may, upon at least 90 days' prior written notice to the Administrator and the Relationship Bank, either (a) terminate Purchaser's obligations to make Purchases and Reinvestments hereunder, or (b) reduce the Purchase Limit to an amount not less than $25,000,000; PROVIDED, HOWEVER, that (i) each partial reduction of the Purchase Limit shall be in an amount equal to $5,000,000 or an integral multiple thereof, and (ii) after giving effect to such reduction, the Purchaser's Total Investment will not exceed the Purchase Limit as so reduced.

                                   ARTICLE II
                               COMPUTATIONAL RULES

      SECTION 2.01. COMPUTATION OF PURCHASER'S TOTAL INVESTMENT. In making any determination of Purchaser's Total Investment, the following shall apply:

            (a) Purchaser's Total Investment shall not be considered reduced by any allocation, setting aside or distribution of any portion of Collections unless such Collections shall have been actually delivered to the Administrator pursuant hereto; and

            (b) Purchaser's Total Investment shall not be considered reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or must otherwise be returned for any reason.

      SECTION 2.02. COMPUTATION OF EARNED DISCOUNT. In making any determination of Earned Discount, the following shall apply:

            (a) the Administrator shall determine the Earned Discount accruing with respect to Purchaser's Total Investment, in accordance with the definition of Earned Discount;

            (b) no provision of this Agreement shall require the payment or permit the collection of Earned Discount in excess of the maximum permitted by applicable law; and

            (c) Earned Discount for any period shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

      SECTION 2.03. ESTIMATES OF EARNED DISCOUNT RATE, FEES, ETC. For purposes of determining the amounts required to be set aside by Servicer pursuant to
SECTION 1.03, the Administrator shall notify Servicer from time to time of the Purchaser's Total Investment and the rates at which fees and other amounts are accruing hereunder. It is understood and agreed that (i) the Earned Discount Rate will change from time to time, (ii) certain rate information provided by the Administrator to Servicer shall be based upon the Administrator's good faith estimate, (iii) the amount of Earned Discount actually accrued with respect to Purchaser's Total Investment during any Settlement Period may exceed, or be less than, the amount set aside with respect thereto by Servicer, and (iv) the amount of fees or other payables accrued hereunder with respect to any Settlement Period may exceed, or be less than, the amount set aside with respect thereto by Servicer. Failure to set aside any amount so accrued shall not relieve Servicer of its obligation to remit Collections to the

Administrator with respect to such accrued amount, as and to the extent provided in SECTION 3.01.

                                   ARTICLE III
                                   SETTLEMENTS

      SECTION 3.01. SETTLEMENT PROCEDURES. The parties hereto will take the following actions with respect to each Settlement Period:

      (a) INFORMATION PACKAGE. On the Reporting Date for each Settlement Period, Servicer shall deliver to the Relationship Bank a diskette containing the information described in EXHIBIT 3.01 with such modifications as the Administrator or the Relationship Bank may reasonably request or which may be satisfactory to them (each, an "INFORMATION PACKAGE").

      (b) EARNED DISCOUNT; OTHER AMOUNTS DUE. On the Business Day prior to the Reporting Date for each Settlement Period, the Administrator shall notify Servicer of (i) the amount of Earned Discount that will have accrued in respect of the Purchaser's Total Investment as of the next Settlement Date, and (ii) all fees and other amounts that will have accrued and be payable by the Seller under this Agreement as of such Settlement Date (other than Purchaser's Total Investment).

      (c) SETTLEMENT DATE PROCEDURE - REINVESTMENT PERIOD. On each Settlement Date prior to the Termination Date, the Servicer shall distribute from Collections of Pool Receivables set aside and deposited into the Collection Account pursuant to SECTION 1.03(A)(I) - (III) during the immediately preceding Settlement Period the following amounts in the following order:

            (1) to the Administrator, an amount equal to the Earned Discount accrued during such Settlement Period, plus any previously accrued Earned Discount not paid on a prior Settlement Date, which amount shall be distributed by the Administrator to the Purchaser for application to such Earned Discount;

            (2) to the Administrator, an amount equal to the Program Fee and the Unused Fee accrued during such Settlement Period, plus any previously accrued Program Fee and Unused Fee not paid on a prior Settlement Date;

            (3) to the Servicer, an amount equal to the Purchaser's Share of the Servicer's Fee accrued during such Settlement Period, plus any previously accrued Purchaser's Share of the Servicer's Fee not paid on a prior Settlement Date;

            (4) to the Administrator, an amount equal to the greater of (i) the excess, if any, of the Purchaser's Total Investment over the Purchase Limit and (ii) the excess, if any, of the sum of the Purchaser's Total Investment PLUS the then Required Reserves over the Net Pool Balance (calculated as of the most recent Cut-Off Date), which amount shall be distributed by the Administrator to the Purchaser for application to the Purchaser's Total Investment; and

            (5) to the Administrator, all other amounts then due under this Agreement to the Administrator, the Relationship Bank, the Purchaser, the Affected Parties or the Indemnified Parties;

            (6) to the Seller, any remaining amounts in addition to amounts paid to the Seller as part of any Reinvestment.

      (d) SETTLEMENT DATE PROCEDURE - LIQUIDATION PERIOD. On each Settlement Date during the Liquidation Period, the Servicer shall distribute from Purchaser's Share of Collections of Pool Receivables received or deemed received pursuant to SECTION 3.02 during the immediately preceding Settlement Period (including, without limitation all Collections then on deposit in the Collection Account) the following amounts in the following order:

            (1) to the Servicer, if the Servicer is not KBK or any Affiliate thereof, an amount equal to the Servicer's Fee accrued during such preceding Settlement Period, plus any previously accrued Servicer's Fee not paid on a prior Settlement Date;

            (2) to the Administrator, an amount equal to the Earned Discount accrued during such Settlement Period, plus any previously accrued Earned Discount not paid on a prior Settlement Date, which amount shall be distributed by the Administrator to the Purchaser for application to such Earned Discount;

            (3) to the Administrator, an amount equal to the Program Fee and Unused Fee accrued during such Settlement Period, plus any previously accrued Program Fee and Unused Fee not paid on a prior Settlement Date;

            (4) to the Administrator, an amount equal to the remaining Collections until the Purchaser's Total Investment is reduced to zero, which amount shall be distributed by the Administrator to the Purchaser for application to the Purchaser's Total Investment;

            (5) to the Administrator, all other amounts then due under this Agreement to the Administrator, the Relationship Bank, the Purchaser, the Affected Parties or the Indemnified Parties;

            (6) to the Servicer, if the Servicer is KBK or any Affiliate thereof, an amount equal to the Servicer's Fee accrued during such Settlement Period, plus any previously accrued Servicer's Fee not paid on a prior Settlement Date; and

            (7) to the Seller, any remaining amounts.

      (e) ORDER OF APPLICATION OF PURCHASER'S TOTAL INVESTMENT. Upon receipt by the Administrator of funds distributed pursuant to this SECTION 3.01 with respect to any Settlement Period on account of Purchaser's Total Investment, the Administrator shall apply them to the items specified in the subclauses below, in the order of priority of such subclauses:

            (i) to that portion of the Purchaser's Total Investment funded by Liquidity Fundings until reduced to zero;

            (ii) to that portion of the Purchaser's Total Investment funded by Commercial Paper Notes until reduced to zero; and

            (iii) to that portion of the Purchaser's Total Investment funded by a Credit Draw until reduced to zero.

      (f) DELAYED PAYMENT. If on any day described in this SECTION 3.01, because Collections during the relevant Settlement Period were less than the aggregate amounts payable, Servicer does not make any payment otherwise required, the next available Collections in respect of the Asset Interest shall be applied to such payment, and no Reinvestment shall be permitted hereunder until such amount payable has been paid in full.

      SECTION 3.02. DEEMED COLLECTIONS; REDUCTION OF PURCHASER'S TOTAL INVESTMENT, ETC.

      (a) DEEMED COLLECTIONS. If on any day

            (i) the Unpaid Balance of any Pool Receivable is

                  (A) reduced or cancelled as a result of any defective,
            rejected or returned goods or services, any cash discount, or any adjustment by any Seller Party or any Affiliate of any thereof, or

                  (B) reduced or cancelled as a result of a setoff in respect of any claim by the Obligor thereof against any Seller Party or any Affiliate of any thereof (whether such claim arises out of the same or a related or an unrelated transaction), or

                  (C) reduced on account of the obligation of any Seller Party to pay to the related Obligor any rebate or refund, or

                  (D) less than the amount included in calculating the Net Pool
            Balance for purposes of any Information Package (for any reason other than such Receivable becoming a Defaulted Receivable), or

            (ii) any of the representations or warranties of Seller set forth in
      SECTION 6.02(D) or (J) were not true when made with respect to any Pool Receivable, or any of the representations or warranties of Seller set forth in SECTION 6.02(D) are no longer true with respect to any Pool Receivable, then, on such day, Seller shall be deemed to have received a Collection of such Pool Receivable

                  (I) in the case of CLAUSE (I) above, in the amount of such reduction or cancellation or the difference between the actual Unpaid Balance and the amount included in calculating such Net Pool Balance, as applicable; and

                  (II) in the case of CLAUSE (II) above, in the amount of the
            Unpaid Balance of such Pool Receivable.

Collections deemed received by Seller under this SECTION 3.02(A) are herein referred to as "DEEMED COLLECTIONS".

      (b) SELLER'S OPTIONAL REDUCTION OF PURCHASER'S TOTAL INVESTMENT. Seller may, at any time, with written approval of the Relationship Bank, elect to reduce the Purchaser's Total Investment as follows:

            (i) Seller shall give the Administrator at least five Business Days' prior written notice of such reduction (including the amount of such proposed reduction and the proposed date on which such reduction will commence),

            (ii) on the proposed date of commencement of such reduction and on each day thereafter, Servicer shall refrain from reinvesting Collections pursuant to SECTION 1.03 until the amount thereof not so reinvested shall equal the desired amount of reduction, and

            (iii) Servicer shall hold such Collections in trust for Purchaser, pending payment to the Administrator, as provided in SECTION 1.03;

PROVIDED that:

                  (A) the amount of any such reduction shall be not less than
            $5,000,000 and shall be an integral multiple of $1,000,000, and the Purchaser's Total Investment after giving effect to such reduction shall be not less than $25,000,000 (unless Purchaser's Total Investment shall thereby be reduced to zero), and

                  (B) Seller shall use reasonable efforts to attempt to choose a reduction amount, and the date of commencement thereof, so that such reduction shall commence and conclude in the same Settlement Period.

      SECTION 3.03. PAYMENTS AND COMPUTATIONS, ETC.

      (a) PAYMENTS. All amounts to be paid or deposited by Seller or Servicer to the Administrator or any other Person hereunder (other than amounts payable under SECTION 4.02) shall be paid or deposited in accordance with the terms hereof no later than noon (New York City time) on the day when due in lawful money of the United States of America in same day funds (i) in the case of amounts to be paid or deposited in respect of accrued and unpaid Earned Discount or in reduction of Purchaser's Total Investment, to the Collateral Agent at The XXX, and (ii) in the case of all fees, expenses and other amounts (other than amounts payable under SECTION 4.02), to the Administrator in care of XXX & Trust Company, XXX XXX.

      (b) LATE PAYMENTS. Seller or Servicer, as applicable, shall, to the extent permitted by law, pay to Purchaser interest on all amounts not paid or deposited when due hereunder at XXX PER ANNUM above the Alternate Base Rate, payable on demand, PROVIDED, HOWEVER, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.


      (c) METHOD OF COMPUTATION. All computations of interest, Earned Discount, any fees payable under SECTION 4.01 and any other fees payable by Seller to Purchaser, the Administrator or the Relationship Bank in connection with Purchases hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.

      SECTION 3.04. TREATMENT OF COLLECTIONS AND DEEMED COLLECTIONS. Seller shall forthwith deliver to Servicer all Deemed Collections, and Servicer shall hold or distribute such Deemed Collections as Earned Discount, accrued Servicer's Fee, repayment of Purchaser's Total Investment, etc. to the same extent as if such Deemed Collections had actually been received on the date of such delivery to Servicer. If Collections are then being paid to the Administrator or its designee, or lock boxes or accounts directly or indirectly owned or controlled by the Administrator, Servicer shall forthwith cause such Deemed Collections to be paid to the Administrator or its designee or to such lock boxes or accounts, as applicable, or as the Administrator shall request. So long as Seller shall hold any Collections (including Deemed Collections) required to be paid to Servicer, the Administrator or Collateral Agent, it shall hold such Collections in trust and shall clearly mark its records to reflect such trust; PROVIDED that unless the Administrator or the Relationship Bank shall have requested it in writing to do so, Seller shall not be required to hold such Collections in a separate deposit account containing only such Collections.


                                   ARTICLE IV
                            FEES AND YIELD PROTECTION

      SECTION 4.01. FEES. Seller shall pay to Purchaser the fees from time to time in amounts and payable on such dates as are set forth in a separate fee letter dated on or about the date hereof among Seller, Purchaser, the Relationship Bank and the Administrator (as amended or supplemented from time to time, the "FEE LETTER").

      SECTION 4.02. YIELD PROTECTION.

      (a)  If any Regulatory Change occurring after the date hereof

            (A) shall subject an Affected Party to any tax, duty or other charge with respect to any Asset Interest owned by or funded by it, or any obligations or right to make Purchases or Reinvestments or to provide funding therefor, or shall change the basis of taxation of payments to the Affected Party of any Purchaser's Total Investments or Earned Discount owned by, owed to or funded in whole or in part by it or any other amounts due under this Agreement in respect of the Asset Interest owned by or funded by it or its obligations or rights, if any, to make Purchases or Reinvestments or to provide funding therefor (except for changes in the rate of tax on or determined by reference to the overall net income of such Affected Party imposed by the United States of America, by the jurisdiction in which such Affected Party's principal executive office is located and, if such Affected Party's principal executive office is not in the United States of America, by the jurisdiction where such Affected Party's principal office in the United States is located); or

            (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Federal Reserve Board, but excluding any reserve included in the determination of Earned Discount), special deposit or similar requirement against assets of any Affected Party, deposits or obligations with or for the account of any Affected Party or with or for the account of any affiliate (or entity deemed by the Federal Reserve Board to be an affiliate) of any Affected Party, or credit extended by any Affected Party; or

            (C) shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party; or

            (D) shall change the rate for, or the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) assesses, deposit insurance premiums or similar charges;

and the result of any of the foregoing is or would be

            (x) to increase the cost to (I) an Affected Party of funding, making or maintaining any Purchases of or Reinvestments in the Asset Interest or any portion thereof, any Liquidity Funding or any Credit Draw (in each case to the extent such increased cost is not reflected in the rate used to calculate Earned Discount or interest with respect to the Asset Interest (or such portion) or such Liquidity Funding or Credit Draw, as applicable), or any commitment of such Affected Party with respect to any of the foregoing, or (II) the Administrator for continuing its relationship with Purchaser,

            (y) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, or under the Liquidity Agreement or the Credit Agreement with respect thereto, or

            (z) in the sole determination of such Affected Party, to reduce the rate of return on the capital of an Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which such Affected Party would otherwise have achieved (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then, within thirty days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis of such demand), Seller shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost or such reduction.

      (b) Each Affected Party will promptly notify Seller and the Administrator of any event of which it has actual knowledge which will entitle such Affected Party to compensation pursuant to this SECTION 4.02; PROVIDED, HOWEVER, no failure to give or delay in giving such notification shall adversely affect the rights of any Affected Party to such compensation.

      (c) In determining any amount provided for or referred to in this SECTION 4.02, an Affected Party may use any reasonable averaging and attribution methods that it (in its sole discretion) shall deem applicable. Any Affected Party when making a claim under this SECTION 4.02 shall submit to Seller a statement as to such increased cost or reduced return

(including a calculation thereof in reasonable detail), which statement shall in the absence of demonstrable error, be conclusive and binding upon Seller.

      SECTION 4.03. FUNDING LOSSES. In the event that any Liquidity Bank shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Liquidity Bank to make any Liquidity Funding or maintain any Liquidity Funding) as a result of (i) any settlement with respect to any portion of Purchaser's Total Investment funded by a Liquidity Funding being made on any day other than the scheduled last day of an applicable Settlement Period with respect thereto, or (ii) any Purchase not being made in accordance with a request therefore under
SECTION 1.02, then, upon written notice from the Administrator to Seller and Servicer, Seller shall pay to Servicer, and Servicer shall pay to the Administrator for the account of such Liquidity Bank, the amount of such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding upon the Seller and Servicer.

                                    ARTICLE V
                              CONDITIONS PRECEDENT

      SECTION 5.01. CONDITIONS PRECEDENT TO INITIAL PURCHASE. The initial Purchase hereunder is subject to the condition precedent that the Administrator shall have received, on or before the date of such Purchase, the following, each (unless otherwise indicated) dated such date or another recent date acceptable to the Administrator and in form and substance satisfactory to the
Administrator:

      (a) This Agreement, duly executed by each of the parties hereto;

      (b) The Sale Agreement, duly executed by KBK and Seller, together with (i) the closing documents required to be delivered thereunder, and (ii) evidence reasonably satisfactory to the Administrator that Seller shall have received from KBK capital contributions in an aggregate amount of not less than $5,000,000 in exchange for common stock of Seller;

      (c) A certificate of the Secretary or Assistant Secretary of Seller certifying (i) the names and the signatures of the incumbent officers of Seller authorized to sign this Agreement and the other Transaction Documents to be delivered by it (on which certificate the Administrator and Purchaser may conclusively rely until such time as the Administrator shall receive a revised certificate meeting the requirements of this subsection (c)), (ii) that the copy of the articles or certificate of incorporation of Seller attached thereto and duly certified by the Secretary of State of Delaware as of a recent date acceptable to the Administrator is a complete and correct copy thereof and that the same has not been amended, modified or supplemented and is in full force and effect as of the date thereof, (iii) that the copy of the by-laws of Seller attached thereto is a complete and correct copy thereof and that such by-laws have not been amended, modified or supplemented and are in full force and effect as of the date thereof, and (iv) the resolutions of Seller's board of directors approving and authorizing the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and that such resolutions have not been amended, modified or rescinded and are in full force and effect as of the date thereof;

      (d) Copies of good standing certificates for Seller issued by the Secretary of State of Delaware and by the appropriate official of each other jurisdiction where such qualification is required under SECTION 6.01(B);

      (e) Acknowledgment copies (or other evidence of filing reasonably acceptable to the Administrator) of (i) proper financing statements (Form UCC-1), filed on or prior to the date of the initial Purchase in the State of Texas and in such other jurisdictions as the Administrator may reasonably request, substantially in the form of EXHIBIT 5.01(E) or in such other form as the Administrator may reasonably request (with such changes, if any, as the Administrator may find acceptable in its discretion), naming Seller as the debtor and seller of an undivided percentage interest in the Pool Receivables and Related Assets and Purchaser as the secured party and purchaser; and (ii) such other similar instruments or documents, if any, as may be necessary or, in the opinion of the Administrator, desirable under the UCC or any comparable law of all appropriate jurisdictions to perfect Purchaser's undivided percentage interest in the Pool Receivables and Related Assets;

      (f) Search reports provided in writing to the Administrator by Vinson & Elkins L.L.P., (i) listing all effective financing statements or other, similar instruments or documents that name Seller as debtor and that are filed in the jurisdictions in which filings were made pursuant to SUBSECTION (E) above and in such other jurisdictions as the Administrator shall reasonably request, together with copies of such financing statements (none of which, other than (1) any of the financing statements or other instruments or documents described in CLAUSE
(E) above, and (2) any financing statements which shall have been terminated (and of which the Administrator shall have received satisfactory evidence of termination), shall cover any Receivables or Related Assets), and (ii) listing all tax liens and judgment liens (if any) filed against any debtor referred to in CLAUSE (I) above in the jurisdictions described therein and showing no such Liens;

      (g) Duly executed copies of (i) Lock-Box Agreements with each of the Lock-Box Banks, covering the Lock-Box Accounts described in SECTION 7.01(I),
(ii) post-office box assignments for each post-office box into which Collections on the Pool Receivables may be deposited and (iii) the Collection Account Agreement with the Collection Account Bank;

      (h) A favorable opinion of Vinson & Elkins L.L.P., special counsel to KBK and Seller, in substantially the form of EXHIBIT 5.01(H)-1 and a favorable opinion of general counsel to KBK and Seller, in substantially the form of
EXHIBIT 5.01(H)-2;

      (i) Such powers of attorney, substantially in the form of EXHIBIT 5.01(I) (or in such other form as the Administrator may reasonably request), as the Administrator shall reasonably request to enable the Administrator to collect all amounts due under any and all Pool Receivables;

      (j) A PRO FORMA Information Package, prepared in respect of the proposed initial Purchase, as of the initial Cut-Off Date of April 11, 1997;

      (k) Written approval by the Credit Bank of this Agreement and the transactions contemplated hereby;

      (l) Letters from each of Standard & Poor's Ratings Services and Moody's Investors Service, Inc. confirming that the existing ratings of the Commercial Paper Notes will remain in effect after giving effect to the transactions contemplated hereby;

      (m) A computer file containing all account information related to the Receivables; and

      (n) Such other agreements, instruments, certificates, opinions and other documents as the Administrator may reasonably request.

      SECTION 5.02. CONDITIONS PRECEDENT TO ALL PURCHASES AND REINVESTMENTS. Each Purchase (including the initial Purchase) and each Reinvestment hereunder shall be subject to the further conditions precedent that:

      (a) on the date of such Purchase or Reinvestment the following statements shall be true (and Seller, by accepting the amount of such Purchase or by receiving the proceeds of such Reinvestment, shall be deemed to have certified that):

            (i) the representations and warranties contained in ARTICLE VI are correct in all material respects on and as of such date as though made on and as of such date (and shall be deemed to have been made on such date),

            (ii) no event has occurred and is continuing, or would result from such Purchase or Reinvestment, that constitutes a Liquidation Event or Unmatured Liquidation Event,

            (iii) after giving effect to such Purchase or Reinvestment, Purchaser's Total Investment will not exceed the Purchase Limit and the Asset Interest, expressed as a percentage of Net Pool Balance, will not exceed the Allocation Limit;

      (b) the Termination Date shall not have occurred; and

      (c) in the case of a Purchase, the Administrator shall have timely received an appropriate notice of the proposed Purchase in accordance with
SECTION 1.02(A).

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

      SECTION 6.01. REPRESENTATIONS AND WARRANTIES OF SELLER AND SERVICER. Seller and Servicer each severally represents and warrants with respect to itself as follows:

      (a) ORGANIZATION AND GOOD STANDING. Such party has been duly organized and is validly existing as a corporation in good standing under the laws of the state of its incorporation, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

      (b) DUE QUALIFICATION. Such party is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which (i) the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals and (ii) failure so to qualify or to obtain such licenses or approvals could reasonably be expected to have a Material Adverse Effect.

      (c) POWER AND AUTHORITY; DUE AUTHORIZATION. Such party (i) has all necessary power, authority and legal right to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party.

      (d) BINDING OBLIGATIONS. This Agreement constitutes, and each other Transaction Document to be signed by such party when duly executed and delivered will constitute, a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

      (e) NO VIOLATION. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance by such party of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the articles or certificate of incorporation or by-laws of such party, or any indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument to which such party is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Lien upon any of such party's properties pursuant to the terms of any such indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement and the other Transaction Documents, or (iii) violate any law or any order, rule, or regulation applicable to such party of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over such party or any of its properties.

      (f) NO PROCEEDINGS. There are no proceedings or investigations pending, or to such party's knowledge threatened, against or involving such party before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the sale and assignment of the Receivables under the Sale Agreement or of the Asset Interest under this Agreement or the consummation of any of the other transactions contemplated by this Agreement or any other Transaction Document, (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect or (iv) seeking to adversely affect the federal income tax attributes of the Purchases or Reinvestments hereunder.

      (g) GOVERNMENT APPROVALS. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by such party of this Agreement and each other Transaction Document to which it is a party, EXCEPT for (i) the filing of the UCC financing statements and UCC termination statements referred to in ARTICLE V, and (ii) the filing of any UCC continuation statements and amendments from time to time required in relation to any UCC financing statements filed in connection with this Agreement, as provided in
SECTION 8.05, all of which, at the time required in ARTICLE V or SECTION 8.05, as applicable, shall have been duly made and shall be in full force and effect.

      (h) ACCURATE REPORTS. No Information Package (if prepared by such party, or to the extent information therein was supplied by such party) or other information, exhibit, financial statement, document, book, record or report furnished or to be furnished, in each case in writing, by or on behalf of such party to the Administrator, Purchaser or the Relationship Bank in connection with this Agreement, in each case as of the date it was or will be dated or certified, was or will be inaccurate in any material respect, or contained or will contain any material misstatement of fact or omitted or will omit to state any fact necessary to make the statements contained therein, in the context in which they are made, not materially misleading.

      SECTION 6.02. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER. In addition to the representations and warranties of Seller set forth in SECTION 6.01, Seller hereby represents and warrants as follows:

      (a) OWNERSHIP. On and after the date of the initial Purchase hereunder, all the issued and outstanding capital stock (including all warrants, options, conversion rights, and other rights to purchase or convert into such stock) of Seller is owned by KBK, free and clear of all Liens.

      (b) POWER AND AUTHORITY. Seller has had at all relevant times, and now has, all necessary power, authority and legal right to acquire and own the Receivables and to sell and assign the Asset Interest on the terms and conditions herein provided, and such sale and assignment has been duly authorized by all necessary corporate action on the part of Seller.

      (c) VALID SALE. Subject to the provisions of SECTION 9.04, this Agreement constitutes a valid sale, transfer, and assignment of the Asset Interest to Purchaser, enforceable against creditors of and purchasers from Seller.

      (d) QUALITY OF TITLE. (i) Each Pool Receivable, together with the related Contract and all purchase orders and other agreements related to such Pool Receivable, is owned by Seller free and clear of any Lien (other than any Permitted Lien); (ii) when Purchaser makes a Purchase or Reinvestment, it shall have acquired and shall at all times thereafter continuously maintain a valid and perfected first priority undivided percentage ownership interest to the extent of the Asset Interest in each Pool Receivable, each related Contract, the Related Security and Collections with respect thereto, free and clear of any Lien (other than any Permitted Lien); and (iii) no financing statement or other instrument similar in effect covering any Pool Receivable, any interest therein, the related Contracts, the Related Security or Collections with respect thereto is on file in any recording office except such as may be filed (1) in favor of the Originator or Seller in accordance with the Contracts, (2) in favor of Seller in connection with the Sale Agreement, (3) in favor of Purchaser or the Administrator in accordance with this Agreement or (4) otherwise in connection with any Permitted Lien.

      (e) BULK SALES ACT. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

      (f) LITIGATION. No injunction, decree or other decision has been issued or made by any court, Governmental Authority or instrumentality thereof that prevents, and to the knowledge of any Seller Party, no threat by any person has been made to attempt to obtain any such decision that would prevent, Seller from conducting a material part of its business operations.

      (g) MARGIN REGULATIONS. The use of all funds obtained by Seller under this Agreement will not conflict with or contravene any of Regulations G, T, U and X promulgated by the Board of Governors of the Federal Reserve System from time to time.

      (h) OFFICES. The principal place of business and chief executive office of Seller is located at the address of Seller referred to in SECTION 14.02, and the offices where Seller Parties keep all their books, records and documents evidencing Pool Receivables, the related Contracts and all purchase orders and other agreements related to such Pool Receivables are located at such address of Seller and the other addresses specified in Schedule 5.1(m) to the Sale Agreement (or at such other locations, notified to the Administrator in accordance with SECTION 7.01(F), in jurisdictions where all action required by
SECTION 8.05 has been taken and completed).

      (i) LOCK-BOX ACCOUNTS. The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts of each Seller Party at such Lock-Box Banks, are specified in SCHEDULE 6.02(I) (or have been notified to and approved by the Administrator and the Relationship Bank in writing in accordance with SECTION 7.03(D)).

      (j) ELIGIBLE RECEIVABLES. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Purchase or Reinvestment shall be an Eligible Receivable on such date.

      (k) LEGAL NAMES. Neither the Seller nor KBK has (i) been known by any legal name other than its corporate name as of the date hereof, except to the extent permitted otherwise pursuant to SECTION 7.03(K) or (ii) has been the subject of any merger or other corporate reorganization that resulted in a change of name, identity or corporate structure. Each of the Seller and KBK use no trade names (except as set forth on SCHEDULE 6.02(K)) other than their respective actual corporate names.

      (l) INVESTMENT COMPANY ACT. Seller is not, and is not controlled by, an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended.

      SECTION 6.03. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SERVICER. In addition to the representations and warranties of servicer set forth in SECTION 6.01, Servicer represents and warrants that no license or approval is required for the Administrator's use of any program used by Servicer in the servicing of the Receivables, other than those which have been obtained and granted to a potential substitute Servicer as provided hereby and are in full force and effect.

                                   ARTICLE VII
                    GENERAL COVENANTS OF SELLER AND SERVICER

      SECTION 7.01. AFFIRMATIVE COVENANTS OF SELLER AND SERVICER. From the date hereof until the Final Payout Date, Seller and Servicer each severally agrees that it will, unless the Administrator shall otherwise consent in writing:

      (a) COMPLIANCE WITH LAWS, ETC. Comply in all material respects with all applicable laws, rules, regulations and orders with respect to the Pool Receivables and related Contracts.

      (b) PRESERVATION OF CORPORATE EXISTENCE. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

      (c) AUDITS. (i) At any time and from time to time upon reasonable notice during regular business hours, permit the Administrator, the Relationship Bank or any of their agents or representatives, including any certified public accountants or other auditors acceptable to the Administrator and Relationship Bank, (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of such party relating to Pool Receivables, including, without limitation, the related Contracts and purchase orders and other agreements, and (B) to visit the offices and properties of such party for the purpose of examining such materials described in CLAUSE (I)(A) next above, and to discuss matters relating to Pool Receivables or any such party's performance hereunder with any of the officers or employees of such party having knowledge of such matters; (ii) permit the Administrator, the Relationship Bank or any of their agents or representatives, upon the reasonable prior request of the Administrator or the Relationship Bank, to meet with the independent auditors of such party, to review such auditors' work papers (including, without limitation, work papers relating to any audit report or audit opinion described in SECTION 7.02(G)) and otherwise to review with such auditors the books and records of such party with respect to the Pool Receivables and Related Assets; and (iii) without limiting the provisions of CLAUSE (I) next above, from time to time (A) upon reasonable notice during regular business hours, not more than four times in any calendar year, or (B) on request of Administrator or the Relationship Bank at any time when a Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, permit certified public accountants or other auditors acceptable to the Administrator and Relationship Bank to conduct a review of such party's books and records with respect to the Pool Receivables and Related Assets.

      (d) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. In the case of Servicer, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of outstanding Unpaid Balances by Obligor and related debit and credit details of the Pool Receivables and all Collections of and adjustments to Pool Receivables).

      (e) LOCATION OF RECORDS. In the case of Seller, keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Receivables, all related Contracts and all purchase orders and other agreements related to such Receivables (and all original documents relating thereto), at the address of Seller referred to in SECTION 14.02 or, upon 30 days' prior written notice to the Administrator, at such other locations in jurisdictions where all action required by SECTION 8.05 shall have been taken and completed.

      (f) TRANSACTION DOCUMENTS. Perform and comply in all material respects with all of its covenants and agreements set forth in the Sale Agreement and the other Transaction Documents to which it is a party, and, in the case of Seller, enforce the covenants and agreements of KBK under the Sale Agreement and the other Transaction Documents to which it is a party, unless instructed otherwise by the Administrator.

      (g) LOCK-BOX ACCOUNTS. Instruct all Obligors to cause all Collections on Receivables to be (i) deposited in Lock-Box Accounts which are covered by Lock-Box Agreements, (ii) deposited in the Collection Account or (iii) deposited to certain post-office boxes designated by the Servicer; PROVIDED, HOWEVER, that in the case of Collections on Pool Receivables deposited to such post office boxes, the Servicer shall deposit such Collections in Lock-Box Accounts which are covered by Lock-Box Agreements within one (1) Business Day of receipt.

      (h) FINANCIAL COVENANTS. In the case of the Servicer, (i) maintain a Tangible Net Worth of at least $10,000,000.00; (ii) maintain a ratio of Funded Debt to Capital of not greater than 4.0 to 1.0; and (iii) maintain an Interest Coverage Ratio of at least 1.50 to 1.0.

      (i) INSTRUMENTS. If any Receivable is or becomes evidenced by an "instrument" (as defined in the applicable UCC), the Servicer shall deliver such "instrument" to the Administrator or a custodian designated by the Administrator.

      (j) Within 30 days of the Closing Date, the Seller shall provide a letter from an external auditor verifying the accuracy of the Receivables Pool data.

      SECTION 7.02. REPORTING REQUIREMENTS OF SELLER. From the date hereof until the Final Payout Date, unless the Administrator and the Relationship Bank shall otherwise consent in writing, Seller will furnish or cause to be furnished to the Administrator and the Relationship Bank:

      (a) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Seller, copies of the quarterly financial statements of Seller, prepared in conformity with GAAP, duly certified by the chief financial officer of Seller;

      (b) ANNUAL FINANCIAL STATEMENTS. As soon as available and in any event within 90 days after the end of each fiscal year of Seller, copies of the audited annual financial statements of Seller, in conformity with GAAP, duly certified by independent certified public accountants of recognized national standing selected by Seller;

      (c) REPORTS UNDER SALE AGREEMENT. Promptly upon the Administrator's or Relationship Bank's request, copies of any reports which KBK has furnished to Seller under the Sale Agreement and which has not been furnished directly to the Administrator or the Relationship Bank;

      (d) ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA which Seller files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or receives from the Pension Benefit Guaranty Corporation;

      (e) LIQUIDATION EVENTS, ETC. As soon as possible and in any event within two days after obtaining actual knowledge of the occurrence of any Liquidation Event or Unmatured Liquidation Event or any "Purchase Termination Event" or "Unmatured Purchase Termination Event" under the Sale Agreement, a written statement of the chief financial officer or chief accounting officer of Seller setting forth details of such event and the action that Seller proposes to take with respect thereto;

      (f) LITIGATION. As soon as possible and in any event within five Business Days of Seller's actual knowledge thereof, notice of (i) any litigation, investigation or proceeding which may exist at any time which could reasonably be expected to have a Material Adverse Effect and (ii) any development in previously disclosed litigation which development could reasonably be expected to have a Material Adverse Effect;

      (g) AUDIT OF POOL RECEIVABLES. Within one year of the date of this Agreement, and at least once during each calendar year thereafter, provided that no more than one year elapses between each audit report, an audit report, prepared by KPMG Peat Marwick LLP or other nationally recognized independent certified public accountants, selected by Seller and reasonably acceptable to the Administrator and the Relationship Bank, as of a date no more than 90 days prior to the date of such audit report, substantially in the form of the report delivered pursuant to SECTION 7.01(J) and covering such other matters as the Administrator or the Relationship Bank may reasonably request;

      (h) CREDIT AND COLLECTION POLICY. At least ten Business Days' prior written notice of any proposed material change in the Credit and Collection Policy (whether or not permitted under SECTION 7.03(C)); and

      (i) OTHER. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of Seller as the Administrator or the Relationship Bank may from time to time reasonably request in order to protect the interests of the Administrator or Purchaser under or as contemplated by this Agreement.

      SECTION 7.03. NEGATIVE COVENANTS OF SELLER AND SERVICER. From the date hereof until the Final Payout Date, Seller and Servicer each severally agrees that it will not, without the prior written consent of the Administrator:

      (a) SALES, LIENS, ETC. (i) In the case of Seller, except as otherwise provided herein and in the other Transaction Documents, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien (other than any Permitted Lien) upon or with respect to, any Pool Receivable or related Contract or Related Security with respect thereto, or any interest therein, or any Lock-Box Account to which any Collections of any Pool Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing, PROVIDED, that Seller shall be permitted to sell and assign any Pool Receivable together with the Related Assets with respect thereto provided that (A) Seller receives cash in an amount equal to the Unpaid Balance of such Receivable from the purchaser or transferee thereof and deposits the same in the Collection Account to be distributed as a Collection on such Receivable and (B) immediately prior, and after giving effect, to such sale and assignment no Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing and (ii) in the case of Servicer, assert any interest in the Pool Receivables, except as Servicer. The Seller shall take any and all actions (and shall instruct XXX and the Administrator to take any and all actions) reasonably requested by the purchaser or transferee of any Receivable sold and assigned pursuant to clause (i) above, at the expense of such purchaser or transferee, to assign to such purchaser or transferee all of the right, title and interest in and to such Receivables and the Related Assets with respect thereto.

      (b) EXTENSION OR AMENDMENT OF RECEIVABLES. Except as otherwise permitted in SECTION 8.02, extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any material term or condition of any Contract related thereto, or, in the case of Seller, permit Servicer to do any of the foregoing.

      (c) CHANGE IN CREDIT AND COLLECTION POLICY. Make any change in the Credit and Collection Policy, or, in the case of Seller, permit Servicer to make any change in the Credit and Collection Policy, which change would impair the collectibility of any Pool Receivable or otherwise materially adversely affect the interests or remedies of Purchaser under this Agreement or any other Transaction Document.

      (d) CHANGE IN PAYMENT INSTRUCTIONS TO OBLIGORS OR ACCOUNTS. Add or terminate any bank as a Lock-Box Bank or as a Collection Account Bank from those listed in SCHEDULE 6.02(I) or make any change in its instructions to Obligors regarding payments to be made to Seller or Servicer or payments to be made to any Lock-Box Bank, unless the Administrator and the Relationship Bank shall have approved in writing such addition, termination or change and the Administrator shall have received duly executed copies of Lock-Box Agreements with each new Lock-Box Bank or the Collection Account Agreement with the new Collection Account Bank, as the case maybe.

      (e) DEPOSITS TO COLLECTIONS ACCOUNT. Deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account, any cash or cash proceeds other than Collections of Pool Receivables.

      (f) CHANGES TO TRANSACTION DOCUMENTS. Except as otherwise permitted herein or in the Sale Agreement, enter into any amendment or modification of or supplement to the Sale Agreement or the other Transaction Documents to which it is a party, or, in the case of Seller, consent to any departure by the Originator or KBK from the terms thereof.

      (g) MERGERS, ACQUISITIONS, SALES, ETC. Be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or substantially all of its assets (other than pursuant to this Agreement and the other Transaction Documents) except, in the case of Servicer, for (i) any such merger or consolidation of or by any wholly-owned Subsidiary (other than Seller) into Servicer, (ii) any such purchase or other acquisition by the Servicer of the assets or stock of any wholly-owned Subsidiary (other than Seller) or (iii) any such sale, transfer, conveyance, lease or assignment by the Servicer to any wholly-owned Subsidiary.

      (h) RESTRICTED PAYMENTS. In the case of the Seller, declare or make any dividend or other distributions to any of its shareholders, redeem or purchase any of its capital stock or make any loan or other payments to any of its shareholders (other than (1) payments of the purchase price of Receivables as set forth in the Sale Agreement and (2) payment of the Servicer's Fee so long as KBK or any Affiliate thereof is the Servicer) unless, in each case, no Liquidation Event or Unmatured Liquidation Event has occurred and is continuing or would result therefrom and all amounts outstanding under the Purchaser Note have been paid in full.

      (i) INDEBTEDNESS. In the case of Seller, incur or permit to exist any indebtedness or liability, direct or indirect, on account of deposits or advances or for borrowed money or for the deferred purchase price of any property or services, except (A) indebtedness of Seller to KBK incurred in accordance with the Sale Agreement, (B) current accounts payable arising under the Transaction Documents and not overdue and (C) other current accounts payable arising in the ordinary course of business and not overdue, in an aggregate amount at any time outstanding not to exceed $3,000.

      (j) INVESTMENTS, ETC. In the case of Seller, except as contemplated in the Sale Agreement in connection with Seller's purchases of Receivables and Related Assets from KBK, (i) make, incur or suffer to exist an investment in or equity contribution to, any Person or (ii) create any direct or indirect Subsidiary or otherwise acquire direct or indirect ownership of any equity interests in any other Person.

      (k) CHANGE IN NAME. In the case of Seller, change its corporate name or the name under or by which it does business, or permit KBK to change its corporate name or the name under or by which it does business, unless Seller shall have given Servicer, the Administrator and the Relationship Bank 30 days' prior written notice thereof and unless, prior to any such change in name, Seller or KBK shall have filed (or shall have caused to be filed) such financing statements or amendments as the Servicer or the Administrator determines may be necessary to continue the perfection of the Purchaser's interest in the Receivables and Related Assets.

      (l) AMENDMENT OF CERTIFICATE OF INCORPORATION; CHANGE IN SELLER'S BUSINESS. In the case of Seller, amend its certificate of incorporation or bylaws, or engage in any business other than as contemplated by the Transaction Documents.

      (m) NEGATIVE PLEDGES. Enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Lien upon any Pool Receivables or Related Assets, whether now owned or hereafter acquired by Seller, as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents.

      SECTION 7.04. SEPARATE EXISTENCE. Each of Seller and KBK hereby acknowledges that Purchaser, the Liquidity Banks and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon Seller's identity as a legal entity separate from KBK. Therefore, from and after the date hereof, each of Seller and KBK shall take all steps specifically required by this Agreement or by the Purchaser or Administrator to continue Seller's identity as a separate legal entity and to make it apparent to third Persons that Seller is an entity with assets and liabilities distinct from those of KBK and any other Person, and is not a division of KBK or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of Seller and KBK shall take such actions as shall be required in order that:

      (a) Seller will be a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to purchasing or otherwise acquiring from KBK, owning, holding, granting security interests, or selling interests, in Pool Receivables, entering into agreements for the selling and servicing of the Receivables Pool, and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

      (b) Seller shall not engage in any business or activity, or incur any indebtedness or liability other than as expressly permitted by the Transaction Documents;

      (c) Not less than one member of Seller's Board of Directors (the "INDEPENDENT DIRECTOR") shall be an individual who is not a direct, indirect or beneficial stockholder, officer, director, employee, affiliate, associate, or supplier of KBK or any of its Affiliates. The certificate of incorporation of Seller shall provide that (i) Seller's Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to Seller unless the Independent Director shall approve the taking of such action in writing prior to the taking of such action and (ii) such provision cannot be amended without the prior written consent of the Independent Director;

      (d) The Independent Director shall not at any time serve as a trustee in bankruptcy for Seller, KBK or any Affiliate thereof;

      (e) Any employee, consultant or agent of Seller will be compensated from Seller's funds for services provided to Seller. Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicer's Fee;

      (f) Seller will contract with Servicer to perform for Seller all operations required on a daily basis to service the Receivables Pool. Seller will pay Servicer the Servicer's Fee pursuant hereto. Seller will not incur any material indirect or overhead expenses for items shared with KBK (or any other Affiliate thereof) which are not reflected in the Servicer's Fee. To the extent, if any, that Seller (or any other Affiliate thereof) share items of expenses not reflected in the Servicer's Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that KBK shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including, without limitation, legal, agency and other fees;

      (g) Seller's operating expenses will not be paid by KBK or any other Affiliate thereof;

      (h) Seller will have its own stationery;

      (i) Seller's books and records will be maintained separately from those of KBK and any other Affiliate thereof;

      (j) All financial statements of KBK or any Affiliate thereof that are consolidated to include Seller will contain detailed notes clearly stating that
(A) all of Seller's assets are owned by Seller, and (B) Seller is a separate entity with creditors who have received security interests in Seller's assets;

      (k) Seller's assets will be maintained in a manner that facilitates their identification and segregation from those of KBK or any Affiliate thereof;

      (l) Seller will strictly observe corporate formalities in its dealings with KBK or any Affiliate thereof, and funds or other assets of Seller will not be commingled with those of KBK or any Affiliate thereof except as permitted by this Agreement in connection with servicing the Receivables Pool. Seller shall not maintain joint bank accounts or other depository accounts to which KBK or any Affiliate thereof (other than KBK in its capacity as Servicer) has independent access. Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of KBK or any subsidiary or affiliate of KBK. Seller will pay to the appropriate affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers Seller and such affiliate; and

      (m) Seller will maintain arm's-length relationships with KBK (and any Affiliate thereof). Any Person that renders or otherwise furnishes services to Seller will be compensated by Seller at market rates for such services it renders or otherwise furnishes to Seller. Neither Seller nor KBK will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. Seller and KBK will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

                                  ARTICLE VIII
                          ADMINISTRATION AND COLLECTION

      SECTION 8.01. DESIGNATION OF SERVICER.

      (a) KBK AS INITIAL SERVICER. The servicing, administering and collection of the Pool Receivables shall be conducted by the Person designated as Servicer hereunder from time to time in accordance with this SECTION 8.01. Until the Administrator or the Relationship Bank gives to Seller a Successor Notice (as defined in SECTION 8.01(B)), KBK is hereby designated as, and hereby agrees to perform the duties and obligations of, Servicer pursuant to the terms hereof.

      (b) SUCCESSOR NOTICE; SERVICER TRANSFER EVENTS. Upon KBK's receipt of a notice from the Administrator or Relationship Bank of the Administrator's or Relationship Bank's designation of a new Servicer (a "SUCCESSOR NOTICE"), KBK agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator believes will facilitate the transition of the performance of such activities to the new Servicer, and the new Servicer (which may be the Administrator at the Administrator's option) shall assume each and all of KBK's obligations to service and administer such Receivables, on the terms and subject to the conditions herein set forth, and KBK shall use its best efforts to assist the new Servicer in assuming such obligations. The Administrator and Relationship Bank agree not to give KBK a Successor Notice until after the occurrence of any Liquidation Event (any such Liquidation Event being herein called a "SERVICER TRANSFER EVENT"), in which case such Successor Notice may be given at any time in the Administrator's or the Relationship Bank's discretion. If KBK disputes the occurrence of a Servicer Transfer Event, KBK may take appropriate action to resolve such dispute; PROVIDED that KBK must terminate its activities hereunder as Servicer and allow the newly designated Servicer to perform such activities on the date provided by the Administrator or Relationship Bank as described above (including the use of any program used by the Servicer in servicing the Receivables), notwithstanding the commencement or continuation of any proceeding to resolve the aforementioned dispute.

      (c) SUBCONTRACTS. Servicer may, with the prior consent of the Administrator, subcontract with any other Person for servicing, administering or collecting the Pool Receivables, provided that Servicer shall remain liable for the performance of the duties and obligations of Servicer pursuant to the terms hereof and that any such subcontract may be terminated upon the occurrence of a Servicer Transfer Event.

      SECTION 8.02. DUTIES OF SERVICER.

      (a) APPOINTMENT; DUTIES IN GENERAL. Each of Seller, Purchaser and the Administrator hereby appoints as its agent Servicer, as from time to time designated pursuant to SECTION 8.01, to enforce its rights and interests in and under the Pool Receivables, the

Related Security and the related Contracts. Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

      (b) ALLOCATION OF COLLECTIONS; SEGREGATION. Servicer shall set aside for the account of Seller and Purchaser their respective allocable shares of the Collections of Pool Receivables in accordance with SECTION 1.03 but except as required herein shall not be required (unless required under SECTION 1.03 or ARTICLE III or otherwise reasonably requested by the Administrator or the Relationship Bank) to segregate the funds constituting such portions of such Collections prior to the remittance thereof in accordance with said Sections. If instructed by the Administrator or the Relationship Bank, Servicer shall segregate and deposit with a bank designated by the Administrator the Purchaser's Share of Collections of Pool Receivables, on the Business Day of deposit by Servicer of such Collections in the Collection Account.

      (c) MODIFICATION OF RECEIVABLES. So long as no Liquidation Event and no Unmatured Liquidation Event shall have occurred and be continuing, KBK while it is Servicer, may, in accordance with the Credit and Collection Policy, (i) extend the maturity or adjust the Unpaid Balance of any Defaulted Receivable as KBK may determine to be appropriate to maximize Collections thereof, (ii) adjust the Unpaid Balance of any Receivable to reflect the reductions or cancellations described in the first sentence of SECTION 3.02(A), (iii) amend, modify or waive any provision of any Inventory Financing Agreement with the consent of the Administrator and KBK, and (iv) amend, modify or waive any of the terms of any Factoring Agreement described in clause (iv) of the definition of "Related Security," or terminate financing under any Factoring Agreement or Inventory Financing Agreement provided that (A) following such amendment, modification or waiver such Factoring Agreement is substantially in one of the forms set forth in SCHEDULE 6.02(J)-2 and (B) such amendment, modification, waiver or termination shall not affect or modify any Pool Receivable created prior to such amendment, modification, waiver or termination. Nothing herein shall prevent KBK from making or engaging in any amendments, modifications, waivers or terminations permitted pursuant to SECTION 6.3 of the Sale Agreement.

      (d) DOCUMENTS AND RECORDS. KBK shall deliver to Servicer, and Servicer shall hold in trust for Seller and Purchaser in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) that evidence or relate to Pool Receivables.

      (e) TERMINATION. Servicer's authorization under this Agreement shall terminate upon the Final Payout Date.

      (f) POWER OF ATTORNEY. Seller hereby grants to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of

Seller all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by Seller or transmitted or received by Purchaser (whether or not from Seller) in connection with any Receivable.

      (g) If in any enforcement suit or legal proceeding it is held that Servicer may not enforce any Receivable on the grounds that it is not a real party in interest or a Person entitled to enforce such Receivable, the Seller and XXX may assign such Receivable to Servicer for purposes of collection only.

      SECTION 8.03. RIGHTS OF THE ADMINISTRATOR.

      (a) NOTICE TO OBLIGORS AND OBLIGEES. At any time when a Liquidation Event has occurred and is continuing, the Administrator may notify or cause the Servicer to notify the Obligors and the Obligees of Pool Receivables, or any of them, of the ownership of the Asset Interest by Purchaser.

      (b) NOTICE TO LOCK-BOX BANKS AND COLLECTION ACCOUNT BANK. The Administrator is hereby authorized at any time in its discretion to give notice to the Lock-Box Banks, as provided in the Lock-Box Agreements, and the Collection Account Bank, as provided in the Collection Account Agreements, as applicable, of the transfer to the Administrator of dominion and control over
(i) the lock-boxes and related accounts to which the Obligors of Pool Receivables make payments and (ii) the Collection Account. Seller and Servicer hereby transfer to the Administrator, effective when the Administrator shall give notice to the Lock- Box Banks or the Collection Account Bank as provided in the Lock-Box Agreements or the Collection Account Agreements, the exclusive dominion and control over such lock-boxes and accounts, and shall take any further action that the Administrator may reasonably request to effect such transfer.

      (c) RIGHTS ON SERVICER TRANSFER EVENT. At any time following the designation of a Servicer other than KBK pursuant to SECTION 8.01:

            (i) The Administrator may direct the Obligors of Pool Receivables, or any of them, to pay all amounts payable under any Pool Receivable directly to the Administrator or its designee.

            (ii) Servicer shall, at the Administrator's or Relationship Bank's request and at Servicer's expense, give notice of Purchaser's ownership and security interests in the Pool Receivables to each said Obligor and direct that payments be made directly to the Administrator or its designee.

            (iii) Each of Servicer and Seller shall at the Administrator's or Relationship Bank's request, (A) assemble all of the documents, instruments and other records (including, without limitation, computer programs, tapes and disks) which evidence the Pool Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect such Pool Receivables, and make the same available to the successor Servicer at a place selected by the Administrator or the Relationship Bank, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner consistent with the procedures in this Agreement or such added procedures as are acceptable to the Administrator and promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the successor Servicer.

            (iv) Each of Seller and Purchaser hereby authorizes the Administrator, and grants to the Administrator an irrevocable power of attorney (which shall terminate on the Final Payout Date), to take any and all steps in Seller's or KBK's name and on behalf of Seller, KBK and Purchaser which are necessary or desirable, in the determination of the Administrator, to collect all amounts due under any and all Pool Receivables, including, without limitation, endorsing Seller's, Servicer's or KBK's name on checks and other instruments representing Collections and enforcing such Pool Receivables and the related Contracts; PROVIDED that the Administrator shall not exercise its rights under such power of attorney unless a Liquidation Event shall have occurred and be continuing.

      SECTION 8.04. RESPONSIBILITIES OF SELLER PARTIES. Anything herein to the contrary notwithstanding:

      (a) CONTRACTS. Each of Seller and KBK shall perform all of its obligations (if any) under the Contracts related to the Pool Receivables and under the related purchase orders and other agreements to the same extent as if the Asset Interest had not been sold hereunder, and the exercise by the Administrator or its designee of its rights hereunder shall not relieve any Seller Party from such obligations.

      (b) LIMITATION OF LIABILITY. The Administrator, the Relationship Bank and Purchaser shall not have any obligation or liability with respect to any Pool Receivables, Contracts related thereto or any other related purchase orders or other agreements, nor shall any of them be obligated to perform any of the obligations of any Seller Party thereunder.

      SECTION 8.05. FURTHER ACTION EVIDENCING PURCHASES AND REINVESTMENTS.

      (a) FURTHER ASSURANCES. Each of Seller and KBK agrees that from time to time, at its expense, it will, and KBK will cause each other Seller Party to, promptly execute and deliver all further instruments and documents, and take all further action that the Administrator or its designee may reasonably request in order to perfect, protect or more fully evidence the Purchases hereunder and the resulting Asset Interest, or to enable Purchaser or the Administrator or its designee to exercise or enforce any of their respective rights hereunder or under any Transaction Document in respect thereof. Without limiting the generality of the foregoing, each of Seller and KBK will, and KBK will cause each other Seller Party to, upon the request of the Administrator or its designee:

            (i) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate;

            (ii) mark conspicuously each Contract evidencing each Pool Receivable with a legend, acceptable to the Administrator, evidencing that the Asset Interest has been sold in accordance with this Agreement; and

            (iii) mark its master data processing records evidencing such Pool Receivables and related Contracts with such legend.

      (b) ADDITIONAL FINANCING STATEMENTS; PERFORMANCE BY ADMINISTRATOR. Seller hereby authorizes the Administrator or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pool Receivables and the Related Assets now existing or hereafter arising in the name of Seller. If Seller fails to perform any of its agreements or obligations under this Agreement, the Administrator or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Administrator or its designee incurred in connection therewith shall be payable by Seller as provided in SECTION 14.05.

      (c) CONTINUATION STATEMENTS; OPINION. Without limiting the generality of SUBSECTION (A), Seller will, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statements referred to in SECTION 5.01(G) or any other financing statement filed pursuant to this Agreement or in connection with any Purchase hereunder, if the Final Payout Date shall not have occurred:

            (i) execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

            (ii) deliver or cause to be delivered to the Administrator an opinion of the counsel for KBK and Seller referred to in SECTION 5.01(H) (or other counsel for Seller Parties reasonably satisfactory to the Administrator), in form and substance reasonably satisfactory to the Administrator, confirming and updating the opinion delivered pursuant to
      SECTION 5.01(H) with respect to the matters set forth in PARAGRAPHS 7 through 10 of EXHIBIT 5.01(H) and otherwise to the effect that the Asset Interest hereunder continues to be a valid and perfected ownership or security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder.

      SECTION 8.06. APPLICATION OF COLLECTIONS. Any payment by an Obligor in respect of any indebtedness owed by it to any Obligee, Originator or Seller shall, except as otherwise specified by such Obligor or required by the underlying Contract or law or unless the Administrator instructs otherwise, be applied, FIRST, as a Collection of any Pool Receivable or Receivables then outstanding of such Obligor in the order of the age of such Pool Receivables, starting with the oldest of such Pool Receivables and, SECOND, to any other indebtedness of such Obligor.

                                   ARTICLE IX
                                SECURITY INTEREST

      SECTION 9.01. GRANT OF SECURITY INTEREST. To secure all obligations of Seller and Servicer arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Indemnified Losses, payments on account of Collections received or deemed to be received and fees, in each case pro rata according to the respective amounts thereof, Seller hereby assigns and pledges to Purchaser, for the benefit of the Secured Parties, and hereby grants to Purchaser, for the benefit of the Secured Parties, a security interest in, all of Seller's right, title and interest now or hereafter existing in, to and under (a) all the Pool Receivables and Related Assets (including specifically any undivided interest therein retained by Seller hereunder), (b) the Lock-Box Accounts, the Collection Account and all other accounts of the Seller, and all funds therein, together with all certificates and instruments, if any, from time to time evidencing such accounts, and funds on deposit and all investments made with such funds, all claims thereunder or in connection therewith, and interest, dividends, moneys, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of any or all of the foregoing; and (c) all proceeds of any of the foregoing.

      SECTION 9.02. FURTHER ASSURANCES. The provisions of SECTION 8.05 shall apply to the security interest granted under SECTION 9.01 as well as to the Purchases, Reinvestments and all the Asset Interests hereunder.

      SECTION 9.03. REMEDIES. Upon the occurrence of a Liquidation Event, Purchaser shall have, with respect to the collateral granted pursuant to SECTION 9.01, and in addition to all other rights and remedies available to Purchaser or the Administrator under this Agreement and the other Transaction Documents or other applicable law, all the rights and remedies of a secured party upon default under the UCC.

      SECTION 9.04. INTENTION OF THE PARTIES. It is the express intent of the parties hereto that the sale of ownership interests in the Pool Receivables and Related Assets by Seller to Purchaser, as contemplated by this Agreement, be, and be treated as, sales and not as secured loans secured by the Pool Receivables and Related Assets. If, however, notwithstanding the intent of the parties, such transactions are deemed to be loans, or if for any reason and to the extent that title in the Asset Interest is not vested in Purchaser, the Seller hereby grants to Purchaser a present, continuing security interest in all of the Seller's right, title and interest in and to the Pool Receivables and the Related Assets now existing and hereafter created, to the extent of the Asset Interest.

                                    ARTICLE X
                               LIQUIDATION EVENTS

      SECTION 10.01. LIQUIDATION EVENTS. The following events shall be "LIQUIDATION EVENTS" hereunder:

      (a) Servicer (if KBK or any Affiliate of KBK is Servicer) (i) shall fail to perform or observe any term, covenant or agreement that is an obligation of Servicer hereunder (other than as referred to in CLAUSE (II) below) and such failure shall remain unremedied for one Business Day or (ii) shall fail to make any payment or deposit to be made by it hereunder when due (and, in the case of payments under SECTION 13.02, such failure shall remain unremedied for ten (10)
days); or

      (b) Any representation or warranty made or deemed to be made by KBK or Seller (or any of its officers) under or in connection with this Agreement or any Information Package or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made (other than a breach of the representations set forth in SECTION 6.02(D) or (J) for which the Originator has satisfied its payment obligation under SECTION 3.5 of the Sale Agreement); or

      (c) Seller or KBK (individually or as Servicer) shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any of the other Transaction Documents on its part to be performed or observed and any such failure shall remain unremedied for five Business Days (or, in the case of the Seller with respect to obligations under SECTION 13.01 and 14.05, ten
(10) days) after (A) written notice thereof shall have been given to Seller or KBK by the Administrator or the Relationship Bank or (B) Seller or KBK has actual knowledge; or

      (d) (i) A default shall have occurred and be continuing under any instrument or agreement evidencing, securing or providing for the issuance of indebtedness for borrowed money in excess of $500,000 of, or guaranteed by, any Seller Party which default if unremedied, uncured, or unwaived (with or without the passage of time or the giving of notice or both) would permit acceleration of the maturity of such indebtedness and such default shall have continued unremedied, uncured or unwaived for a period long enough to permit such acceleration and any notice of default required to permit acceleration shall have been given; or (ii) a "Purchase Termination Event" shall have occurred and be continuing under the Sale Agreement; or (iii) any default under any other agreement or instrument relating to the purchase of receivables of any Seller Party, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default is to terminate, or permit the termination of, the commitment of any party to such agreement or instrument to purchase receivables or the right of any Seller Party to reinvest in receivables the principal amount paid by any party to such agreement or instrument for its interest in receivables; or


      (e) An Event of Bankruptcy shall have occurred and remain continuing with respect to KBK or Seller; or

      (f) (i) Any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings not disclosed in writing by KBK or Seller to the Administrator and Purchaser prior to the date of execution and delivery of this Agreement is pending against KBK or Seller or any Affiliate thereof, or (ii) any material development not so disclosed has occurred in any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings so disclosed, which, in the case of CLAUSE (I) or (II), in the opinion of the Administrator, has a reasonable likelihood of having a Material Adverse Effect; or

      (g) the Default Ratio at any Cut-Off Date exceeds XXX; or

      (h) the Delinquency Ratio at any Cut-Off Date exceeds XXX; or

      (i) Servicer (if any Seller Party or Affiliate thereof is Servicer) shall make any material change in the Credit and Collection Policy without the prior written consent of the Administrator and the Relationship Bank; or

      (j) On any Settlement Date, after giving effect to the payments made under
SECTION 3.01(C), (i) the Asset Interest exceeds the Allocation Limit, and the Asset Interest is not reduced below the Allocation Limit within a period of one Business Day, or (ii) the Purchaser's Total Investment exceeds the Purchase Limit; or

      (k) There shall exist any event or occurrence that would reasonably be expected to have a Material Adverse Effect; or

      (l) There shall have occurred any event which materially adversely impairs the ability of Seller or the Originator to originate Receivables of a credit quality which are at least of the credit quality of the Receivables included in the initial Purchase; or

      (m) KBK or Seller is subject to a Change in Control; or

      (n) The Internal Revenue Service shall file notice of a lien pursuant to
Section 6323 of the Internal Revenue Code with regard to any assets of Seller or Servicer and such lien shall not have been released within five days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to
Section 4068 of the Employee Retirement Income Security Act of 1974 with regard to any assets of Seller or Servicer and such lien shall not have been released within five days; or

      (o) Failure to obtain a Liquidity Agreement in substitution for the then existing Liquidity Agreement on or before 30 days prior to the expiration of the commitments of the Liquidity Banks thereunder, or the early termination of the Liquidity Agreement as a result of default by Purchaser or a change in law; or

      (p) (i) A Downgrading Event with respect to a Liquidity Bank shall have occurred and been continuing for not less than 45 days, (ii) the Downgraded Liquidity Bank shall not have been replaced by a Qualifying Liquidity Bank pursuant to a Liquidity Agreement in form and substance acceptable to Purchaser and the Administrator, and (iii) the commitment of such Downgraded Liquidity Bank under the Liquidity Agreement shall not have been funded or collateralized in such a manner that such Downgrading Event will not result in a reduction or withdrawal of the credit rating applied to the Commercial Paper Notes by any of the rating agencies then rating the Commercial Paper Notes;

      (q) Purchaser shall become an "investment company" within the meaning of the Investment Company Act of 1940, as amended;

      (r) Seller shall fail to grant or maintain valid and perfected ownership and security interests in favor of Purchaser; or

      (s) An Event of Bankruptcy shall have occurred and remain continuing with respect to an Affiliate of KBK or the Seller.

      SECTION 10.02.      REMEDIES.

      (a) OPTIONAL LIQUIDATION. Upon the occurrence of a Liquidation Event (other than a Liquidation Event described in SUBSECTION (E) of SECTION 10.01), the Administrator shall, at the request, or may with the consent, of Purchaser, by notice to Seller declare the Termination Date to have occurred and the Liquidation Period to have commenced.

      (b) AUTOMATIC LIQUIDATION. Upon the occurrence of a Liquidation Event described in SUBSECTION (E) of SECTION 10.01, the Termination Date shall occur and the Liquidation Period shall commence automatically.

      (c) ADDITIONAL REMEDIES. Upon any Termination Date pursuant to this
SECTION 10.02, no Purchases or Reinvestments thereafter will be made, and the Administrator,

Purchaser and the Relationship Bank shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

                                   ARTICLE XI
                      THE ADMINISTRATOR; RELATIONSHIP BANK

      SECTION 11.01. AUTHORIZATION AND ACTION. Pursuant to agreements entered into with the Administrator and the Relationship Bank, Purchaser has appointed and authorized the Administrator and the Relationship Bank (or their respective designees) to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrator or the Relationship Bank by the terms hereof, together with such powers as are reasonably incidental thereto.

      SECTION 11.02. ADMINISTRATOR'S AND RELATIONSHIP BANK'S RELIANCE, ETC. The Administrator, the Relationship Bank and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them under or in connection with the Transaction Documents (including, without limitation, the servicing, administering or collecting of Pool Receivables as Servicer pursuant to SECTION 8.01), except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each of the Administrator and the Relationship Bank: (a) may consult with legal counsel (including counsel for Seller), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to Purchaser or any other holder of any interest in Pool Receivables and shall not be responsible to Purchaser or any such other holder for any statements, warranties or representations made by any Seller Party in or in connection with any Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of any Seller Party or to inspect the property (including the books and records) of any Seller Party; (d) shall not be responsible to Purchaser or any other holder of any interest in Pool Receivables for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document; and (e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone where permitted herein), consent, certificate or other instrument or writing (which may be by facsimile or telex) in good faith believed by it to be genuine and signed or sent by the proper party or parties.

      SECTION 11.03. XXX CAPITAL AND XXX AND AFFILIATES. XXX
Capital and XXX and any of their respective Affiliates may generally engage in any kind of business with any Seller Party or any Obligor, any of their respective

Affiliates and any Person who may do business with or own securities of any Seller Party or any Obligor or any of their respective Affiliates, all as if XXX Capital and XXX were not the Administrator and the Relationship
Bank, respectively, and without any duty to account therefor to Purchaser or any other holder of an interest in Pool Receivables.

                                   ARTICLE XII
                                   ASSIGNMENTS

      SECTION 12.01.      RESTRICTIONS ON ASSIGNMENTS.

      (a) None of Seller, KBK or XXX, individually or as the Relationship Bank (except, in the case of the Relationship Bank, as otherwise agreed among the parties hereto), may assign its rights, or delegate its duties hereunder or any interest herein without the prior written consent of the Administrator. Purchaser may not assign its rights hereunder (although it may delegate its duties hereunder as expressly indicated herein) or the Asset Interest (or any portion thereof) to any Person without the prior written consent of Seller, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that

            (i) Purchaser may assign all (but not part) of its rights and interests in the Transaction Documents, together with all (but not part) of its interest in the Asset Interest, to XXX Capital, the Liquidity Agent, the Liquidity Banks or XXX, or any Affiliate of either of them, or to any "bankruptcy remote" special purpose entity the business of which is administered by XXX Capital or any Affiliate of XXX; and

            (ii) Purchaser may assign all or a portion of the Asset Interest to the Liquidity Banks in connection with any Liquidity Funding, and Purchaser may assign and grant a security interest in all of its rights in the Transaction Documents, together with all of its rights and interest in the Asset Interest, to the Collateral Agent, to secure Purchaser's obligations under or in connection with the Commercial Paper Notes, the Liquidity Agreement, the Credit Agreement and any letter of credit issued thereunder, and certain other obligations of Purchaser incurred in connection with the funding of the Purchases and Reinvestments hereunder, which assignments and/or grant of a security interest (and any subsequent assignment by the Collateral Agent) shall not be considered an "assignment" for purposes of SECTION 12.01(B) or, prior to the enforcement of such security interest, for purposes of any other provision of this Agreement (other than SECTION 12.03).

      (b) Seller agrees to advise the Administrator within five Business Days after notice to Seller of any proposed assignment by Purchaser of the Asset Interest (or any portion thereof), not otherwise permitted under SUBSECTION (A), of Seller's consent or non-consent to such assignment, and if it does not consent, the reasons therefor. If Seller does not consent to such assignment, Purchaser may immediately or at any time thereafter assign such Asset Interest (or portion thereof) to any Person or Persons permitted under CLAUSE (I) of SECTION 12.01(A).

      SECTION 12.02. RIGHTS OF ASSIGNEE. Upon any assignment by Purchaser in accordance with this ARTICLE XII and notice thereof given by Purchaser, the Administrator or the Relationship Bank to Seller and Servicer, the assignee receiving such assignment shall have all of the rights of Purchaser with respect to the Transaction Documents and the Asset Interest.

      SECTION 12.03. TERMS AND EVIDENCE OF ASSIGNMENT. Any assignment of the Asset Interest (or any portion thereof) to any Person which is otherwise permitted under this ARTICLE XII shall be upon such terms and conditions as Purchaser and the assignee may mutually agree, and may be evidenced by such instrument(s) or document(s) as may be satisfactory to Purchaser, the Administrator and the assignee.

      SECTION 12.04. RIGHTS OF COLLATERAL AGENT. Seller hereby agrees that, upon notice to Seller, the Collateral Agent may exercise all the rights of the Administrator hereunder, with respect to the Asset Interest (or any portions thereof), and Collections with respect thereto, which are owned by Purchaser, and all other rights and interests of Purchaser in, to or under this Agreement or any other Transaction Document. Without limiting the foregoing, upon such notice or at any time thereafter (but subject to any conditions applicable to the exercise of such rights by the Administrator), the Collateral Agent may request Servicer to segregate Purchaser's allocable shares of Collections from Seller's allocable share, may give a Successor Notice pursuant to and in accordance with SECTION 8.01(B), may give or require the Administrator or Relationship Bank to give notice to the Lock-Box Banks or the Collection Account Bank as referred to in SECTION 8.03(B) and may direct the Obligors of Pool Receivables to make payments in respect thereof directly to an account designated by them, in each case, to the same extent as the Administrator might have done.

                                  ARTICLE XIII
                                 INDEMNIFICATION

      SECTION 13.01.      INDEMNITIES BY SELLER.

      (a) GENERAL INDEMNITY. Without limiting any other rights which any such Person may have hereunder or under the Sale Agreement or any other Transaction Documents or under applicable law, but subject to SUBSECTION (C), Seller hereby agrees to indemnify each of the Administrator, Purchaser, the Liquidity Banks, the Credit Bank, the Relationship Bank, the Liquidity Agent, each of their respective Affiliates, and all successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an "INDEMNIFIED PARTY"), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "INDEMNIFIED LOSSES") awarded against or incurred by any of them arising out of or relating to the Transaction Documents or the ownership or funding of the Asset Interest or in respect of any Receivable or any Contract, including, without limitation, any breach by Seller of any representation, warranty, covenant or agreement of Seller contained herein or in the other Transaction Documents and any matters described in clauses (i) through (xi) of
Section 9.1(a) of the Sale Agreement, but EXCLUDING, HOWEVER, (A) Indemnified Losses to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party, (B) recourse for Defaulted Receivables and (C) taxes upon or measured by the overall net income of any Indemnified Party. Without limiting the foregoing (but subject to the exclusions set forth in clauses (A) - (C) of this SECTION 13.01(A)), Seller shall indemnify each Indemnified Party for Indemnified Amounts arising out of or relating to:

            (i) the transfer by Seller of any interest in any Pool Receivable other than the transfer of an Asset Interest to Purchaser pursuant to this Agreement and the grant of a security interest to Purchaser pursuant to
      SECTION 9.01;

            (ii) any representation or warranty made by Seller under or in connection with any Transaction Document, any Information Package or any other information or report delivered by or on behalf of Seller pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made;

            (iii) the failure by Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Transaction Documents, or the nonconformity of any Pool Receivable or the related Contract with any such applicable law, rule or regulation;

            (iv) the failure to vest and maintain vested in Purchaser an undivided percentage ownership interest, to the extent of the Asset Interest, in the Receivables in, or purporting to be in, the Receivables Pool, free and clear of any Lien, other than a Lien arising solely as a result of an act of Purchaser (or any assignee thereof), the Administrator or the Relationship Bank, or in favor of the Collateral Agent, whether existing at the time of any Purchase or Reinvestment of such Asset Interest or at any time thereafter;

            (v) the failure to file, or any delay in filing, financing statements, mortgages, assignments of mortgages or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivable Pool, whether at the time of any Purchase or Reinvestment or at any time thereafter;

            (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy or payment) of the Obligor to the payment of any Receivable included in the Net Pool Balance (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

            (vii) any failure of Seller to perform its duties or obligations in accordance with this Agreement;

            (viii) any products liability claim arising out of or in connection with merchandise or services that are the subject of any Receivables Pool;

            (ix) any litigation, proceedings or investigation against Seller; or

            (x) any tax or governmental fee or charge (but not including taxes upon or measured by net income), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of any Asset Interest, or any other interest in the Pool Receivables or in any goods which secure any such Pool Receivables.

      (b) CONTRIBUTION. If for any reason the indemnification provided above in SUBSECTION (A) (and subject to the exceptions set forth therein) is unavailable to an Indemnified Party (other than by reason of a final adjudication by a court of competent jurisdiction that a claim is not within the scope of such indemnification) or is insufficient to hold an Indemnified Party harmless, then Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Seller on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

      SECTION 13.02       INDEMNITIES BY SERVICER.

      (a) Without limiting any other rights which any such Person may have hereunder or under applicable law, Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or relating to
(i) any representation or warranty made by Servicer under or in connection with any Transaction Document, any Information Package or any other information or report delivered by or on behalf of Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Transaction Document, or (iii) the failure of Servicer to perform its duties or obligations in accordance with this Agreement.

      (b) If for any reason the indemnification provided above in this SECTION
13.02 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Servicer shall contribute to the amount paid by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand, but also the relative fault of such Indemnified Party (if any) and the Servicer and any other relevant equitable considerations.

                                   ARTICLE XIV
                                  MISCELLANEOUS

      SECTION 14.01. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement nor consent to any departure by Seller and or Servicer therefrom shall in any event be effective unless the same shall be in writing and signed by (a) Seller, Servicer, the Administrator, the Relationship Bank and Purchaser (with respect to an amendment), or (b) the Administrator and Purchaser (with respect to a waiver or consent by them) or Seller or Servicer (with respect to a waiver or consent by it), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The parties acknowledge that, before entering into such an amendment or granting such a waiver or consent, Purchaser may also be required to obtain the approval of some or all of the Liquidity Banks or the Credit Bank or to obtain confirmation from certain rating agencies that such amendment, waiver or consent will not result in a withdrawal or reduction of the ratings of the Commercial Paper Notes.

      SECTION 14.02. NOTICES, ETC. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.

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
      SECTION 14.03. NO WAIVER; REMEDIES. No failure on the part of the Administrator, the Relationship Bank, any Affected Party, any Indemnified Party, Purchaser or any other holder of the Asset Interest (or any portion thereof) to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each of XXX
Capital, individually and as Administrator, XXX, individually and as Relationship Bank, the Collateral Agent, the Credit Bank and each Liquidity Bank is hereby authorized by Seller at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by XXX Capital, the Collateral Agent and such Liquidity Bank to or for the credit or the account of Seller, now or hereafter existing under this Agreement, to the Administrator, any Affected Party, any Indemnified Party or Purchaser, or their respective successors and assigns.

      SECTION 14.04. BINDING EFFECT; SURVIVAL. This Agreement shall be binding upon and inure to the benefit of Seller, Servicer, the Administrator, the Relationship Bank, Purchaser and their respective successors and assigns, and the provisions of SECTION 4.02 and ARTICLE XIII shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns; PROVIDED, HOWEVER, nothing in the foregoing shall be deemed to authorize any assignment not permitted by SECTION 12.01. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date. The rights and remedies with respect to any breach of any representation and warranty made by Seller pursuant to ARTICLE VI and the indemnification and payment provisions of ARTICLE XIII and SECTIONS 4.02, 14.05, 14.06, 14.07, 14.08 and 14.15 shall be continuing and shall survive any termination of this Agreement.

      SECTION 14.05. COSTS, EXPENSES AND TAXES. In addition to its obligations under ARTICLE XIII, Seller agrees to pay on demand (subject to the availability of funds following payments of amounts under SECTION 3.01):

      (a) all reasonable costs and expenses incurred by the Administrator, the Relationship Bank, the Credit Bank, the Collateral Agent and the Purchaser and their respective Affiliates in connection with

            (i) the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, any increase in the Purchase Limit above $75,000,000, any amendment of or consent or waiver under any of the Transaction Documents which is requested or proposed by any Seller Party (whether or not consummated), or the enforcement of, or any actual or claimed breach of, this

      Agreement or any of the other Transaction Documents, including, without limitation, the reasonable fees and expenses of counsel to any of such Persons incurred at or before any trial or on appeal or otherwise in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents in connection with any of the foregoing, and

            (ii) the administration (including periodic auditing as provided for herein) of this Agreement and the other Transaction Documents, including, to the extent provided in SECTION 7.01(C), all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants and of the Relationship Bank with respect to audits conducted thereby), incurred in connection with any review of any Seller Party's books and records either prior to the execution and delivery hereof or pursuant to 7.01(C) or SECTION 7.02(H); and

      (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents (and Seller agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees).

      SECTION 14.06. NO PROCEEDINGS. Servicer hereby agrees that it will not institute against Seller, or join any Person in instituting against Seller, and each of Seller, Servicer, XXX Capital (individually and as
Administrator) and XXX (individually and as Relationship Bank) each hereby agrees that it will not institute against Purchaser, or join any other Person in instituting against Purchaser, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as (in relation to the Seller), the Final Payout Date shall not have occurred or there shall not have elapsed one year plus one day since the Final Payout Date or (in relation to the Purchaser) any Commercial Paper Notes issued by Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes shall have been outstanding.

      SECTION 14.07. CONFIDENTIALITY OF SELLER INFORMATION.

      (a) CONFIDENTIAL SELLER INFORMATION. Each party hereto (other than Seller and KBK) acknowledges that certain of the information provided to such party by or on behalf of Seller Parties in connection with this Agreement and the transactions contemplated hereby is or may be confidential, and each such party severally agrees that, unless KBK shall otherwise agree in writing, and except as provided in SUBSECTION (B), such party will not disclose to any other person or entity:

            (i) any information regarding, or copies of, any non-public financial statements, reports, schedules and other information furnished by any Seller Party to

      Purchaser, the Administrator or the Relationship Bank (A) prior to the date hereof in connection with such party's due diligence relating to the Seller Parties and the transactions contemplated hereby, or (B) pursuant to SECTION 3.01, 5.01, 6.01(F), 7.01(C), 7.02 or 8.02(H), or

            (ii) any other information regarding any Seller Party which is designated by any Seller Party to such party in writing as confidential

(the information referred to in CLAUSES (I) and (II) above, whether furnished by any Seller Party or any attorney for or other representative thereof (each a "SELLER INFORMATION PROVIDER"), is collectively referred to as the "SELLER INFORMATION"; PROVIDED, HOWEVER, "SELLER INFORMATION" shall not include any information which is or becomes generally available to the general public or to such party on a nonconfidential basis from a source other than any Seller Information Provider, or which was known to such party on a nonconfidential basis prior to its disclosure by any Seller Information Provider.

      (b) DISCLOSURE. Notwithstanding SUBSECTION (A), each party may disclose any Seller Information:

            (i) to any of such party's independent attorneys, consultants and auditors, and to each Liquidity Bank, the Credit Bank, any dealer or placement agent for Purchaser's commercial paper, and any actual or potential assignees of, or participants in, any of the rights or obligations of Purchaser, any Liquidity Bank, the Credit Bank, the Administrator or the Relationship Bank under or in connection with this Agreement, who (A) in the good faith belief of such party, have a need to know such Seller Information, (B) are informed by such party of the confidential nature of the Seller Information and the terms of this
      SECTION 14.07, and (C) are subject to confidentiality restrictions generally consistent with this SECTION 14.07,

            (ii) to any rating agency that maintains a rating for Purchaser's commercial paper or is considering the issuance of such a rating, for the purposes of reviewing the credit of Purchaser in connection with such rating,

            (iii) to any other party to this Agreement (and any independent attorneys, consultants and auditors of such party), for the purposes contemplated hereby,

            (iv) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party, or

            (v) subject to SUBSECTION (C), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose such Seller Information.

In addition, Purchaser and the Administrator may disclose on a "no name" basis to any actual or potential investor in Purchaser's Commercial Paper Notes information regarding the nature of this Agreement, the basic terms hereof (including without limitation the amount and nature of Purchaser's commitment and Purchaser's Total Investment with respect to the Asset Interest and of Loss Reserve and any other credit enhancement provided by any Seller Party hereunder), the nature, amount and status of the Pool Receivables, and the current and/or historical ratios of losses to liquidations and/or outstandings with respect to the Receivables Pool.

      (c) LEGAL COMPULSION. In the event that any party hereto (other than Seller or KBK) or any of its representatives is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Seller Information, such party will (or will cause its representative to)

            (i) provide KBK with prompt written notice so that (A) KBK or any other Seller Information Provider may seek a protective order or other appropriate remedy, or (B) KBK may, if it so chooses, agree that such party (or its representatives) may disclose such Seller Information pursuant to such request or legal compulsion; and

            (ii) unless KBK agrees that such Seller Information may be disclosed, make a timely objection to the request or compulsion to provide such Seller Information on the basis that such Seller Information is confidential and subject to the agreements contained in this SECTION 14.07.

In the event such protective order or remedy is not obtained, or KBK agrees that such Seller Information may be disclosed, such party will furnish only that portion of the Seller Information which (in such party's good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be afforded the Seller Information.

      (d) This SECTION 14.07 shall survive termination of this Agreement.

      SECTION 14.08. CONFIDENTIALITY OF PROGRAM INFORMATION.

      (a) CONFIDENTIAL INFORMATION. Each party hereto acknowledges that XXX regards the structure of the transactions contemplated by this Agreement to be proprietary, and each such party agrees that:

            (i) it will not disclose without the prior written consent of XXX (other than to the directors, employees, auditors, consultants, counsel or affiliates (collectively, "representatives") of such party, each of whom shall be informed by such party of the confidential nature of the Program Information (as defined below) and of the terms of this SECTION 14.08), (A) any information regarding the pricing in, or copies of, this Agreement any other Transaction Document or any transaction contemplated hereby or thereby, (B) any information regarding the organization, business or operations of Purchaser generally or the services performed by the Administrator or the Relationship Bank for Purchaser, or (C) any information which is furnished by XXX Capital to such party and which is designated by XXX Capital to such party in writing or otherwise as confidential or not otherwise available to the general public (the information referred to in CLAUSES (A), (B) and (C) is collectively referred to as the "PROGRAM INFORMATION"); PROVIDED, HOWEVER, that such party may disclose any such Program Information (I) to any other party to this Agreement (and any independent attorneys, consultants and auditors of any such party) for the purposes contemplated hereby, (II) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, (III) in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party, or (IV) subject to SUBSECTION (C), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose any such Program Information;

            (ii) it will use the Program Information solely for the purposes of evaluating, administering and enforcing the transactions contemplated by this Agreement and making any necessary business judgments with respect thereto; and

            (iii) after the Final Payout Date, it will, upon demand, return (and cause each of its representatives to return) to XXX Capital, all documents or other written material received from XXX Capital, as the case may be, in connection with (A)(I)(B) or (C) above and all copies thereof made by such party which contain the Program Information.

      (b) AVAILABILITY OF CONFIDENTIAL INFORMATION. This SECTION 14.08 shall be inoperative as to such portions of the Program Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than XXX Capital or were known to such party on a nonconfidential basis prior to its disclosure by XXX Capital.

      (c) LEGAL COMPULSION TO DISCLOSE. In the event that any party or anyone to whom such party or its representatives transmits the Program Information is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Program Information, such party will

            (i) provide XXX Capital with prompt written notice so that XXX Capital may seek a protective order or other appropriate remedy and/or, if it so chooses, agree that such party may disclose such Program Information pursuant to such request or legal compulsion; and

            (ii) unless XXX Capital agrees that such Program
      Information may be disclosed, make a timely objection to the request or confirmation to provide such Program Information on the basis that such Program Information is confidential and subject to the agreements contained in this SECTION 14.08.

In the event that such protective order or other remedy is not obtained, or XXX Capital agrees that such Program Information may be disclosed, such party will furnish only that portion of the Program Information which (in such party's good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Program Information. In the event any Seller Party is required to file a copy of this Agreement with the Securities and Exchange Commission or any other Governmental Authority, Seller will (A) provide XXX Capital with prompt written notice of such requirement and (B) exercise reasonable efforts to obtain reliable assurance that such Governmental Authority will give confidential treatment to this Agreement.

      (d) SURVIVAL. This SECTION 14.08 shall survive termination of this Agreement.

      SECTION 14.09. CAPTIONS AND CROSS REFERENCES. The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

      SECTION 14.10. INTEGRATION. This Agreement, together with the letter referenced in SECTION 4.01, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

      SECTION 14.11. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF PURCHASER IN THE RECEIVABLES OR RELATED PROPERTY

IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

      SECTION 14.12. WAIVER OF JURY TRIAL. SELLER HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY BE IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL NOT BE TRIED BEFORE A JURY.

      SECTION 14.13. CONSENT TO JURISDICTION; WAIVER OF IMMUNITIES. SELLER HEREBY ACKNOWLEDGES AND AGREES THAT:

      (A) IT IRREVOCABLY (I) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (II) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (III) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

      (B) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

      SECTION 14.14. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

      SECTION 14.15. RECOURSE TO DIRECTORS OR OFFICERS. The obligations of Purchaser under this Agreement are solely the corporate obligations of Purchaser. No recourse shall be had for the payment of any amount owing in respect to this Agreement or for the payment of any fee hereunder or for any other obligation or claim arising out of or based upon this Agreement against any stockholder, employee, officer, director or incorporator of the Purchaser.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                    KBK RECEIVABLES CORPORATION,
                                    as Seller

                                    By ____________________________
                                      Name ________________________
                                      Title  ______________________

                                    Address:

                                    2200 City Center II
                                    301 Commerce Street
                                    Fort Worth, Texas 76102
                                    Facsimile No.: (817) 258-6105
                                    Attention: Michael D. Magill

                                    KBK FINANCIAL, INC.,
                                    individually as initial Servicer

                                    By ____________________________
                                      Name ________________________
                                      Title  ______________________

                                    Address:

                                    2200 City Center II
                                    301 Commerce Street
                                    Fort Worth, Texas 76102
                                    Facsimile No.: (817) 258-6105
                                    Attention: Michael D. Magill

                                    XXX RECEIVABLES CORPORATION,
                                    as Purchaser

                                    By ____________________________
                                      Name ________________________
                                      Title  ______________________

                                    Address:

                                    P.O. Box 4024
                                    XXX
                                    Facsimile No.: XXX
                                    Attention: XXX

                                    XXX
                                    CORPORATION, as Administrator

                                    By ____________________________
                                      Name ________________________
                                      Title  ______________________

                                    Address:

                                    XXX
                                    XXX
                                    Facsimile No.: XXX
                                    Attention: XXX Funds

                                    XXX, as Relationship Bank

                                    By ____________________________
                                      Name ________________________
                                      Title  ______________________

                                    Address:

                                    XXX
                                    XXX
                                    Facsimile No.: XXX
                                    Attention: XXX Funds

                                   APPENDIX A
                         TO PURCHASE AND SALE AGREEMENT
                       AND RECEIVABLES PURCHASE AGREEMENT

                                   DEFINITIONS


      This is APPENDIX A to (I) the Purchase and Sale Agreement dated as of April 11, 1997 among KBK Financial, Inc., individually and as initial Servicer, and KBK Receivables Corporation, as Initial Purchaser, and (II) the Receivables Purchase Agreement dated as of April 11, 1997 among KBK Receivables Corporation, as Seller, KBK Capital Corporation, as initial Servicer, XXX Receivables Corporation, as Purchaser, XXX Corporation, as Administrator, and XXX, as Relationship Bank.

      A. DEFINED TERMS. As used herein and in the Sale Agreement and the XXX Purchase Agreement, unless the context requires a different meaning, the following terms have the meanings indicated hereinbelow:

      "ACCRUED COST RESERVE" means, on any day during a Settlement Period, an amount equal to the product of:

            (a)   one twelfth (1/12th); TIMES

            (b) the sum of (i) the weighted average Earned Discount Rate, calculated as of the Cut-Off Date for the next preceding Settlement Period, PLUS (ii) (A) the percentage used to calculate the Program Fee with respect to the Purchaser's Total Investment, PLUS (B) the product of
      (x) the percentage used to calculate the Unused Fee pursuant to the Fee Letter, TIMES (y) a fraction, the numerator of which is the amount on which such Unused Fee is calculated and the denominator of which is the Purchaser's Total Investment, PLUS (iii) the product of (x) XXX (or if greater, such other percentage as may be in effect for purposes of CLAUSE
      (B)(X) of the definition of "Servicer's Fee") times (y) a fraction, the numerator of which is the aggregate Unpaid Balance of Pool Receivables on the first day of such Settlement Period and the denominator of which is the Purchaser's Total Investment on the day for which the Liquidation Cost Reserve is being calculated; TIMES

            (c) the Purchaser's Total Investment on such day.

      "ADJUSTED TURNOVER DAYS" means, on any day, a number of days equal to XX TIMES the Turnover Days for such day.

      "ADMINISTRATOR" means XXX Capital, in its capacity as Program Administrator for XXX, or any successor to XXX Capital in such capacity.

      "ADMINISTRATOR'S OFFICE" means the office of the Administrator at XXX, XXX, Attention: XXX Funds, or such other address as shall be designated by the Administrator in writing to Seller and Purchaser.

      "AFFECTED PARTY" means each of XXX, each Liquidity Bank, the Credit Bank, any assignee or (subject to SECTION 4.02(E) of the XXX Purchase Agreement) any participant of XXX, any Liquidity Bank or the Credit Bank, any holding company of any Liquidity Bank or the Credit Bank or (subject to SECTION 4.02(E) of the XXX Purchase Agreement) of any participant, XXX Capital, any successor to XXX Capital as Administrator, XXX Bank, any successor to XXX as Relationship Bank, any sub-agent of the Administrator, the Collateral Agent and any co-agent or sub-agent of the Collateral Agent.

      "AFFILIATE" when used with respect to a Person means any other Person controlling, controlled by, or under common control with, such Person.

      "AFFILIATED OBLIGOR" in relation to any Obligor means another Obligor which is an Affiliate of such Obligor.

      "ALLOCATION LIMIT" has the meaning set forth in SECTION 1.01 (A) of the XXX Purchase Agreement.

      "ALTERNATE BASE RATE" means, on any date, a fluctuating rate of interest PER ANNUM equal to the higher of (a) the rate of interest most recently announced by the Liquidity Agent as its prime rate for loans to corporate borrowers; and (b) the Federal Funds Rate most recently determined by the Liquidity Agent plus XXX per annum.

      The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by the Liquidity Agent in connection with extensions of credit.

      "ASSET INTEREST" means an undivided percentage ownership interest, determined from time to time as provided in SECTION 1.04(B) of the XXX Purchase Agreement, in (i) all then outstanding Pool Receivables, and (ii) all Related Assets.

      "BANK RATE" for any Settlement Period means

            (a) in the case of any Settlement Period other than a Settlement Period described in CLAUSE (B), an interest rate PER ANNUM equal to the sum of (x) XXX PER ANNUM, PLUS (y) the Eurodollar Rate (Reserve Adjusted) for such Settlement Period; and

            (b)   in the case of

                  (i) any Settlement Period on or prior to the first day of
            which XXX or any Liquidity Bank shall have notified the Administrator that (A) the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental

            Authority asserts that it is unlawful, for such Person to fund any portion of the Purchaser's Total Investment at the rate described in CLAUSE (A), or (B) due to market conditions affecting the interbank eurodollar market, funds are not reasonably available to such Person in such market in order to enable it to fund any portion of the Purchaser's Total Investment at the rate described in CLAUSE (A) (and in the case of SUBCLAUSE (A) or (B), such Person shall not have subsequently notified the Administrator that such circumstances no longer exist), or

                (ii) any Settlement Period as to which the Administrator does not receive notice or determine, by no later than 12:00 noon (New York City time) on the third Business Day preceding the first day of such Settlement Period, that the Asset Interest will be funded by Liquidity Fundings and not by the issuance of Commercial Paper Notes, an interest rate PER ANNUM equal to (x) XXX PER ANNUM, PLUS (y) the Alternate Base Rate in effect from time to time during such Settlement Period.

      "BUSINESS DAY" means a day on which both (a) the Administrator at its principal office in XXX is open for business and (b) commercial banks in New York City and Chicago, Illinois are not authorized or required to be closed.

      "CAPITAL" means common equity, plus Subordinated Debt, plus the permitted allowance for credit losses, less intangibles.

      "CHANGE IN CONTROL" means:

      (a) in relation to KBK, the acquisition by any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of issued and outstanding shares of the capital stock of KBK entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of KBK and having a then present right to exercise XXX or more of the voting power for the election of members of the board of directors of KBK attached to all such outstanding shares of capital stock of KBK, unless otherwise agreed in writing by the Relationship Bank and the Administrator, and

      (b) in relation to KBK Receivables, the failure of KBK to own directly, free and clear of all Liens, XXX of the issued and outstanding shares of the capital stock (including all warrants, options, conversion rights, and other rights to purchase or convert into such stock) of KBK Receivables on a fully diluted basis.

      "XXX" means XXX Receivables Corporation, a Delaware corporation, its successors and assigns.

      "XXX PARTIES" means XXX, the Administrator and the Relationship Bank.

      "XXX PURCHASE AGREEMENT" means the Receivables Purchase Agreement dated as of April 11, 1997 among KBK Receivables, as Seller, KBK, as initial Servicer, XXX, as Purchaser, XXX Capital, as Administrator, and
XXX, as Relationship Bank, as amended, supplemented, restated or otherwise modified from time to time.

      "COLLATERAL AGENT" means The First National Bank of Chicago in its capacity as collateral agent under the Security Agreement, and any successor to The First National Bank of Chicago in such capacity.

      "COLLECTION ACCOUNT" means that certain bank account with the number, and maintained at the location, set forth on SCHEDULE 6.02(I), which is (i) in the Seller's name, and (ii) pledged on a first-priority basis to the Purchaser pursuant to SECTION 9.01.

      "COLLECTION ACCOUNT BANK" means the bank holding the Collection Account.

      "COLLECTION ACCOUNT AGREEMENT" means a letter agreement, substantially in the form of EXHIBIT 5.01(G)(II), among Seller, Servicer, the Administrator and the Collection Account Bank, as the same may be amended, modified or supplemented from time to time in accordance with the XXX Purchase
Agreement.

      "COLLECTIONS" means, with respect to any Receivable, all funds which either (a) are received by the Originator, by KBK Receivables or by Servicer from or on behalf of the related Obligor in payment of any amounts owed (including, without limitation, purchase prices, finance charges, interest and all other charges) in respect of such Receivable, or applied to such amounts owed by such Obligor (including, without limitation, insurance payments that the Originator, KBK Receivables or Servicer applies in the ordinary course of its business to amounts owed in respect of such Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Receivable and available to be applied thereon), or (b) are deemed to have been received by the Originator or by KBK Receivables as a Collection pursuant to
SECTION 3.05 of the Sale Agreement or SECTION 3.02 of the XXX Purchase
Agreement.

      "COMMERCIAL PAPER HOLDERS" means the holders from time to time of the Commercial Paper Notes.

      "COMMERCIAL PAPER NOTES" means short-term promissory notes issued or to be issued by XXX to fund its investments in accounts receivable or other financial assets.

      "CONTRACT" means (i) a contract between an Obligee and any Person pursuant to or under which such Person shall be obligated to make payments to such Obligee with respect to the sale of goods or provision of services by such Obligee from time to time and any and all other contracts, understandings, agreements, invoices, notes or other writings pursuant thereto or (ii) an Inventory Financing Agreement; PROVIDED, HOWEVER, the term "Contract" shall not include prepayment penalties and fees and provisions providing for the payment and enforcement thereof. A "related" Contract with respect to a Receivable means a Contract under which such Receivable arose or which is relevant to the collection or enforcement of such Receivable.

      "CONTRIBUTED RECEIVABLES" means, all Receivables contributed by KBK to KBK Receivables pursuant to SECTION 3.7 of the Sale Agreement.

      "CP RATE" for any period means a rate PER ANNUM calculated by the Administrator equal to the sum of (i) the rate or, if more than one rate, the weighted average of the rates, determined by converting to an interest-bearing equivalent rate PER ANNUM the discount rate (or rates) at which Commercial Paper Notes on each day during such period have been sold by the commercial paper placement agents selected by the Administrator, PLUS (ii) the commissions and charges charged by such commercial paper placement agents with respect to such Commercial Paper Notes, expressed as a percentage of such face amount and converted to an interest-bearing equivalent rate PER ANNUM.

      "CREDIT AGREEMENT" means and includes (a) the Credit Agreement dated as of September 14, 1994 among XXX, the Administrator and the Credit Bank and (b) any other agreement (other than the Liquidity Agreement) entered into by XXX after the date of the XXX Purchase Agreement and providing for the issuance of one or more letters of credit for the account of XXX, the making of loans to XXX or any other extensions of credit to or for the account of XXX to support all or any part of XXX's payment obligations under its Commercial
Paper Notes or to provide an alternate means of funding XXX's investments in accounts receivable or other financial assets, in each case as amended, supplemented, restated or otherwise modified from time to time.

      "CREDIT AND COLLECTION POLICY" means those credit and collection policies and practices of KBK relating to Factoring Agreements, Inventory Financing Agreements and Receivables described in SCHEDULE 6.02(J)-1 of the XXX Purchase Agreement, as modified without violating SECTION 6.3(C) of the Sale Agreement or
SECTION 7.03(C) of the XXX Purchase Agreement.

      "CREDIT BANK" means and includes XXX, as lender to XXX and as issuer of a letter of credit for XXX's account under the Credit Agreement, and any other or additional bank or other financial institution from time to time extending credit or having a commitment to extend credit to or for the account of XXX under the Credit Agreement.

      "CREDIT DRAW" means a loan made by the Credit Bank pursuant to the Credit Agreement or a disbursement made by the Credit Bank under a letter of credit issued pursuant to the Credit Agreement.

      "CUT-OFF DATE" means the last Business Day of each calendar month. Each reference to the Cut-Off Date "for" or "with respect to" any Reporting Period shall mean and be a reference to the Cut-Off Date on which such Reporting Period ends in accordance with the definition of "Reporting Period". Each reference to the Cut-Off Date "for" or "with respect to" a Settlement Period shall mean and be a reference to the Cut-Off Date next preceding the last day of such Settlement Period.

      "DEEMED COLLECTIONS" has the meaning set forth in SECTION 3.02(A) of the XXX Purchase Agreement.

      "DEFAULT RATIO" on any day during a Settlement Period means the ratio (expressed as a percentage) calculated as of the Cut-Off Date for the next preceding Settlement Period by dividing (a) the sum of (x) the aggregate Unpaid Balance of all Pool Receivables that were XXX days past due as of such Cut-Off Date and (y) the aggregate Unpaid Balance of all Pool Receivables that were written off as uncollectible during the calendar month ending on such Cut-Off Date prior to such Receivables becoming 121 days past due BY (b) the aggregate Unpaid Balance of Pool Receivables arising during the calendar month that occurred four calendar months prior to the current calendar month then ended.

      "DEFAULTED RECEIVABLE" means a Receivable: (a) as to which any payment, or part thereof, remains unpaid for XXX days from the original due date for such payment; (b) as to which an Event of Bankruptcy has occurred and remains continuing with respect to the Obligor thereof.

      "DELINQUENCY RATIO" means the ratio (expressed as a percentage) computed as of each Cut-Off Date by dividing (x) the aggregate Unpaid Balance of Pool Receivables that are Delinquent Receivables on such Cut-Off Date by (y) the aggregate Unpaid Balance of all Pool Receivables on such Cut-Off Date.

      "DELINQUENT RECEIVABLE" means a Pool Receivable (a) that is not a Defaulted Receivable and (b) as to which any payment, or part thereof, remains unpaid for XX days or more from the original due date for such payment (after giving effect to any initial adjustment permitted under CLAUSE (II) of SECTION 8.02(C) of the XXX Purchase Agreement).

      "DILUTION" means the amount of any reduction or cancellation of the Unpaid Balance of a Pool Receivable as described in SECTION 3.02(A) of the XXX
Purchase Agreement.

      "DILUTION ADJUSTMENT" has the meaning set forth in SECTION 3.5(B) of the Sale Agreement.

      "DILUTION RATIO" on any day during a Settlement Period means the ratio (expressed as a percentage) calculated as of the Cut-Off Date for the next preceding Settlement Period by dividing (x) the aggregate amount of Dilutions during the related Reporting Period BY (y) the aggregate Unpaid Balance of Pool Receivables as of such Cut-Off Date.

      "DILUTION RESERVE" means, on any day in a Settlement Period, an amount equal to the greater of (a) the product of (i) XXX TIMES (ii) the Net Pool Balance on such day and (b) the product of (i) two times the highest monthly reported Dilution Ratio occurring during the immediately preceding twelve months as of the most recent Settlement Period TIMES (ii) the Net Pool Balance on such day.

      "DOLLARS" means dollars in lawful money of the United States of America.

      "DOWNGRADED LIQUIDITY BANK" means a Liquidity Bank which has been the subject of a Downgrading Event.

      "DOWNGRADING EVENT" with respect to any Person means the lowering of the rating with regard to the short-term securities of such Person to below (i) A-1 by Standard & Poor's Ratings Services or (ii) P-1 by Moody's Investors Service, Inc.

      "EARNED DISCOUNT" means, for any Settlement Period:

            PTI X ER X ED
            -------------
                 360
      WHERE:

      PTI= the daily average (calculated at the close of business each day) of the Purchaser's Total Investment during such Settlement Period,

      ER =  the Earned Discount Rate for such Settlement Period,

      ED =  the actual number of days elapsed during such Settlement Period, and

      "EARNED DISCOUNT RATE" means for any Settlement Period:

            (a) in the case of any portion of Purchaser's Total Investment funded by a Liquidity Funding, the Bank Rate for such Settlement Period;

            (b) in the case of any portion of Purchaser's Total Investment funded by a Credit Draw, a rate PER ANNUM equal for each day during such Settlement Period to the Alternate Base Rate in effect on such day plus XXX PER ANNUM; and

            (c) for any portion of Purchaser's Total Investment funded by Commercial Paper Notes, the CP Rate for such Settlement Period;

      PROVIDED, HOWEVER, that on any day when any Liquidation Event shall have occurred and be continuing, the Earned Discount Rate for the Purchaser's Total Investment shall mean a rate PER ANNUM equal to the Alternate Base Rate plus XXX PER ANNUM.

      "ELIGIBLE RECEIVABLE" means, at any time, a Receivable:

            (a) which is a Pool Receivable free and clear of any Lien (other than a Permitted Lien) or other claim or right of any Person (and, without limiting the foregoing, does not arise out of a sale on consignment);

            (b) which, if such Receivable constitutes an "instrument" as defined in the Uniform Commercial Code, such instrument has been delivered to the Administrator or a custodian designated by the Administrator and indorsed to the satisfaction of the Administrator;

            (c) the Obligor and Obligee (if any) of which are residents of the United States or are subject to the jurisdiction of courts in the United States with respect to such Receivable;

            (d) the Obligor and Obligee (if any) of which are not Affiliates of any of the XXX Parties or Seller Parties;

            (e) which is not a Defaulted Receivable, a Delinquent Receivable or a Receivable which has been written off the Originator's or the Seller's books as uncollectible;

            (f) with regard to which the warranty of Seller in SECTION 6.02(D) of the XXX Purchase Agreement is true and correct;

            (g) the sale of an undivided interest in which does not contravene or conflict with any law;

            (h) which is denominated and payable only in Dollars in the United States;

            (i) which arises under a Contract that has been duly authorized and that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject to any dispute, offset, counterclaim or defense whatsoever;

            (j) which, together with the Contract related thereto, is freely transferable, and does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to such Contract is in violation of any such law, rule or regulation in any material respect if such violation would impair the collectibility of such Receivable;

            (k) which (i) satisfies in all material respects all applicable requirements of the Credit and Collection Policy and (ii) complies with such other reasonable criteria and requirements as the Administrator may from time to time specify to Seller following thirty days' notice;

            (l) which, if such Receivable was purchased by the Originator under a Factoring Agreement, is due and payable in full within 60 days from the invoice date therefor;

            (m) which has been fully earned by performance on the part of the Obligee or the Originator and is not subject to any holdback or contingency; PROVIDED, HOWEVER, that progress payments shall be permitted provided that the Lien arising under the Contract evidencing such Receivable is subject to the Mortgage Act, Chapter 46, Section 31342 of the United States Code;

            (n) as to which payments have not been extended, or the terms of payment thereof rewritten, other than as permitted by SECTION 8.02 of the XXX Purchase Agreement;

            (o) which is owed by an Obligor as to which not more than XXX of the Receivables of such Obligor (based on the Unpaid Balance of such Receivables) are Defaulted Receivables;

            (p) if the Obligor of such Receivable is a Governmental Authority, the Unpaid Balance of which, together with the Unpaid Balances of all Eligible Receivables which are owed by Governmental Authorities, does not exceed XXX of all Eligible Receivables;

            (q) which does not violate any other reasonable eligibility criteria from time to time specified to the Seller by Purchaser following thirty days' notice;

            (r) if such Receivable was acquired by the Originator pursuant to a Factoring Agreement, the related Obligee with respect to such Factoring Agreement is not subject to any bankruptcy proceedings or, to the best of the Originator's knowledge, unable to pay its debts as they become due as of the date of the purchase of such Receivable under this Agreement (except, after notice has been given to the Administrator by the Servicer, under circumstances where (A) the Factoring agreement between the Originator and such Obligee has been approved and ratified by an order of the relevant bankruptcy court, (B) notice has been given and opportunity for a hearing has occurred with respect to such order (provided that the Administrator may determine what constitutes sufficient notice and opportunity for hearing in its sole discretion) and (C) if the Administrator requests a copy of such order, such order is in form and substance satisfactory to the Administrator in its sole discretion);

            (s) which was generated in the ordinary course of the business of the related Obligee (if any) or of the Originator;

            (t) if such Receivable was acquired by the Originator pursuant to a Factoring Agreement, the relevant Factoring Agreement is in full force and effect and constitutes the legal, valid and binding obligation of the Originator and the related Obligee enforceable against each of them in accordance with its terms and not subject to any offset, counterclaim or other defense;

            (u) if such Receivable was acquired by the Originator pursuant to a Factoring Agreement, the relevant Factoring Agreement does not contravene or violate in any material respect any laws, rules or regulations applicable thereto (including, without limitation, if applicable, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy); and

            (v) if such Receivable arises under an Inventory Financing Agreement, the Receivable is due and payable in full within XXX year from its date of origination (or XXX) months in the case of Receivables with respect to which the Obligor thereon is also an Obligee with respect to a Factoring Agreement); PROVIDED, HOWEVER, that a Receivable arising under an Inventory Financing Agreement may be due and payable in full within XXX years from its date of origination if it is sold to the Seller under the Sale Agreement on the Initial Purchase Date.

      "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

      "EURODOLLAR RATE (RESERVE ADJUSTED)" means, with respect to any Settlement Period and any portion of Purchaser's Total Investment, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of XXX) determined pursuant to the following formula:

              Eurodollar Rate      =       Eurodollar Rate
            (Reserve Adjusted)             ---------------
                                           1-Eurodollar Reserve Percentage

      WHERE:

      "EURODOLLAR RATE" means, with respect to any Settlement Period and any portion of Purchaser's Total Investment, the rate per annum at which Dollar deposits in immediately available funds are offered to the Eurodollar Office of the Administrator two Eurodollar Business Days prior to the beginning of such period by prime banks in the interbank eurodollar market at or about 11:00 a.m., New York City time, for delivery on the first day of such Settlement Period, for the number of days comprised therein and in an amount equal or comparable to the applicable portion of the Purchaser's Total Investment for such Settlement Period.

      "EURODOLLAR BUSINESS DAY" means a Business Day on which dealings are carried on in the eurodollar interbank market.

      "EURODOLLAR RESERVE PERCENTAGE" means, with respect to any Settlement Period, the then applicable percentage (expressed as a decimal) prescribed by the Federal Reserve Board for determining reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D.

      "EVENT OF BANKRUPTCY" shall be deemed to have occurred with respect to a Person if either:

            (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 30 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws from time to time in effect; or

            (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar laws from time to time in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, (i) if such Person is a corporation or similar entity, its board of directors shall vote to implement, or (ii) if such Person is a partnership, any of its general partners shall implement, any of the foregoing.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      "FACILITY" has the meaning set forth in SECTION 1.1 of the Sale Agreement.

      "FACTORING AGREEMENT" means any agreement, substantially in one of the forms set forth in SCHEDULE 6.02(J)-2, between the Originator and any Obligee, pursuant to which the Originator has purchased or will purchase all or a portion of the accounts, instruments, chattel paper or general intangibles arising from the provision of goods and services originated by such Obligee.

      "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate PER ANNUM equal (for each day during such period) to

            (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of Boston; or

            (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Liquidity Agent from three federal funds brokers of recognized standing selected by it.

      "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.

      "FEE LETTER" has the meaning set forth in SECTION 4.01 of the XXX Purchase Agreement.

      "FINAL PAYOUT DATE" means the date following the Termination Date on which Purchaser's Total Investment shall have been reduced to zero and all other amounts (excluding contingent obligations under indemnities and the like as to which no present payment obligation exists) payable by any Seller Parties or Servicer to XXX, the Administrator or the Relationship Bank under the Transaction Documents shall have been paid in full.

      "FUNDED DEBT" means all interest bearing liabilities of KBK.

      "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, which are applicable to the circumstances as of the date of determination.

      "GOVERNMENTAL AUTHORITY" means any nation or government, any state, local or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any governmental agency or subdivision and court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

      "INDEMNIFIED LOSSES" (a) for purposes of the Sale Agreement, has the meaning set forth in SECTION 9.1 of the Sale Agreement, and (b) for purposes of the XXX Purchase Agreement, has the meaning set forth in SECTION 13.01 of the XXX Purchase Agreement.

      "INDEMNIFIED PARTY" (a) for purposes of the Sale Agreement, has the meaning set forth in SECTION 9.1 of the Sale Agreement, and (b) for purposes of the XXX Purchase Agreement, has the meaning set forth in SECTION 13.01 of the XXX Purchase Agreement.

      "INFORMATION PACKAGE" has the meaning set forth in SECTION 3.01 of the XXX Purchase Agreement.

      "INITIAL PURCHASE DATE" means the date on which the initial Purchase under the XXX Purchase Agreement is made.

      "INITIAL PURCHASER" for purposes of the Sale Agreement, means KBK Receivables.

      "INTEREST COVERAGE RATIO" means the ratio of (i) the sum of net income of the Servicer, expense for taxes and interest expense, all for the four previous fiscal quarters of the Servicer, to (ii) interest expense of the Servicer during the four previous fiscal quarters of the Servicer.

      "INVENTORY FINANCING AGREEMENT" means a revolving inventory line of credit evidenced by a promissory note issued by an Obligor in favor of the Originator which conforms in all material respects to one of the forms set forth in
SCHEDULE 6.02(J)-3 or otherwise has been approved by the Administrator, together with any and all contracts, understandings, instruments, agreements, invoices, notes, or other writings related to or evidencing such revolving inventory line of credit; PROVIDED, HOWEVER, the term "Inventory Financing Agreement" shall not include prepayment penalties and fees and provisions providing for the payment and enforcement thereof. For the avoidance of doubt, no term loans (i.e., single advance loans or non-revolving multiple advance loans) shall constitute "Inventory Financing Agreements".

      "INVENTORY OBLIGOR CONCENTRATION LIMIT" means at any time, in relation to the aggregate Unpaid Balance of Pool Receivables owed by any single Obligor and its Affiliated Obligors (if any) arising under Inventory Financing Agreements,
(i) XXX times (ii) the aggregate Unpaid Balance of Eligible Receivables at such time.

      "KBK" means KBK Financial, Inc. a Delaware corporation, its successors and permitted assigns.

      "KBK RECEIVABLES" means KBK Receivables Corporation, a Delaware corporation, its successors and permitted assigns.

      "LIEN" means a lien, security interest, charge, or encumbrance, or other right or claim of any Person, whether arising under a security agreement, mortgage, deed of trust, assignment, pledge or financing statement or arising as a matter of law, judicial process or otherwise.

      "LIQUIDATION COST RESERVE" means, on any day during a Settlement Period, an amount equal to the product of

            (a) (x) the Adjusted Turnover Days of Pool Receivables, calculated as of the Cut-Off Date for the next preceding Settlement Period, DIVIDED BY (y) 360; TIMES

            (b) the sum of (i) the product of Eurodollar Rate on such day times
      1.5 PLUS (ii) XXX PLUS (iii) the Servicer's Fee Rate, PLUS the percentage used to calculate the Program Fee; TIMES

            (c) the Purchaser's Total Investment on such day.

      "LIQUIDATION EVENT" has the meaning set forth in SECTION 10.01 of the XXX Purchase Agreement.

      "LIQUIDATION PERIOD" means the period commencing on the date on which the conditions precedent to Purchases and Reinvestments set forth in SECTION 5.02 of the XXX Purchase Agreement are not satisfied (and not expressly waived by Purchaser) and the Administrator shall have notified Seller, Servicer and the Relationship Bank in writing that the Liquidation Period has commenced, and ending on the Final Payout Date.

      "LIQUIDITY AGENT" means XXX, as agent for the Liquidity Banks under the Liquidity Agreement, or any successor to XXX in such capacity.

      "LIQUIDITY AGREEMENT" means and includes (a) the Liquidity Asset Purchase Agreement dated as of April 11, 1997 among XXX, as borrower, XXX
Capital, as Program Administrator, XXX, as Liquidity Agent, and XXX and/or one or more other banks or other financial institutions, as lenders, and (b) any other agreement thereafter entered into by XXX providing for the making of loans or other extensions of credit to XXX secured by a direct or indirect security interest in the Asset Interest (or any portion thereof) or the purchase from XXX of an undivided interest in the Asset Interest (or any portion thereof) to support all or part of XXX's payment obligations under the Commercial Paper Notes or to provide an alternate means of funding XXX's investments in accounts receivable or other financial assets, and under which the amount available from such extensions of credit is limited to an amount calculated by reference to the value or eligible unpaid balance of such accounts receivable or other financial assets or any portion thereof or the level of deal-specific credit enhancement available with respect thereto, as such Liquidity Agreement or other agreement may be amended, supplemented, restated or otherwise modified from time to time.

      "LIQUIDITY BANK" means any one of, and "LIQUIDITY BANKS" means all of, XXX and the other commercial lending institutions that are at any time parties to the Liquidity Agreement.

      "LIQUIDITY FUNDING" means a loan or a purchase made by the Liquidity Bank (or simultaneous loans or purchases made by the Liquidity Banks) pursuant to the Liquidity Agreement.

      "LOCK-BOX ACCOUNT" means a bank account maintained by any Seller Party for receiving Collections on Receivables from Obligors.

      "LOCK-BOX AGREEMENT" means a letter agreement, in substantially the form of EXHIBIT 5.01(G)(I) to the XXX Purchase Agreement, among KBK, KBK Receivables, XXX, the Administrator and any Lock-Box Bank.

      "LOCK-BOX BANK" means any of the banks holding one or more Lock-Box Accounts.

      "LOSS HORIZON FACTOR" means on any day during a Settlement Period, a ratio (expressed as a percentage) computed as of the Cut-Off Date for the next preceding Settlement Period by dividing (i) the aggregate original Unpaid Balances of all Pool Receivables arising during the five (5) immediately preceding calendar months ended on such Cut-Off Date by (ii) the Net Pool Balance as of such Cut-Off Date.

      "LOSS PERCENTAGE" means on any day during a Settlement Period the greater of (i) XXX times the Standard Concentration Factor and (ii) XXX TIMES the Loss Horizon Factor as of the Cut-Off Date for the next preceding Settlement Period TIMES the highest three-month rolling average of the Default Ratios during the preceding twelve (12) calendar months, inclusive of the month as of which such determination is made; PROVIDED, HOWEVER, that the Loss Percentage shall not be less than XXX.

      "LOSS RESERVE" means, on any day during a Settlement Period, an amount equal to the product of

      (a) the Net Pool Balance on such day, TIMES

      (b) the Loss Percentage for such Settlement Period.


      "MATERIAL ADVERSE EFFECT" with respect to any event or circumstance, a material adverse effect on:

            (i) the business, assets, financial condition, operations or prospects of any Seller Party;

            (ii) the ability of any Seller Party to perform its obligations under any Transaction Document;

            (iii) the validity or enforceability of any Transaction Document, or the validity, enforceability or collectibility of the Receivables or the related Contracts; or

            (iv) the status, existence, perfection, priority or enforceability of KBK Receivables' interest or, for purposes of the XXX Purchase Agreement, of XXX's interest in the Pool Receivables and Related Assets.

      "MOODY'S" means Moody's Investors Service, Inc.

      "NET POOL BALANCE" at any time means an amount equal to (a) the aggregate Unpaid Balance of the Eligible Receivables in the Receivables Pool at such time, MINUS the sum (without duplication) of (i) the sum with respect to all Obligors of the amount, if any, by which the aggregate Unpaid Balance of Pool Receivables owed by any Obligor and its

Affiliated Obligors, if any, exceeds the Standard Obligor Concentration Limit for such Obligor, PLUS (ii) the sum with respect to all Obligors of the amount, if any, by which the aggregate Unpaid Balance of Eligible Receivables owed by any Obligor and its Affiliated Obligors, if any, arising under Inventory Financing Agreements exceeds the Inventory Obligor Concentration Limit for such Obligor, PLUS (iii) the sum with respect to all Obligees of the amount, if any, by which the aggregate Unpaid Balance of Eligible Receivables owed by all Obligors under Contracts with such Obligees exceeds XXX times the aggregate Unpaid Balance of Eligible Receivables at such time, PLUS (iv) the amount by which the aggregate Unpaid Balance of all Receivables arising under Inventory Financing Agreements exceeds XXX of the aggregate Unpaid Balance of Eligible Receivables at such time.

      "NET WORTH" shall mean the sum of (i) par value of capital stock, (ii) capital excess of par value, (iii) retained earnings, and (iv) Subordinated Debt.

      "NONCOMPLYING RECEIVABLE" has the meaning set forth in SECTION 3.5(A) of the Sale Agreement.

      "NONCOMPLYING RECEIVABLE ADJUSTMENT" has the meaning set forth in SECTION 3.5(A) of the Sale Agreement.

      "OBLIGEE" means a Person to whom any Obligor is obligated to make payments and who has entered into a Factoring Agreement with Originator.

      "OBLIGOR" means, as the context may require, (a) a Person obligated to make payments to any Obligee pursuant to any Contract or (b) a Person obligated to make payments to the Originator pursuant to an Inventory Financing Agreement.

      "ORIGINATOR" means KBK (individually and as Servicer).

      "PERMITTED INVESTMENTS" means any one or more of the following obligations or securities:

            (i) direct non-callable obligations of, and non-callable obligations fully guaranteed by, the United States of America, or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

            (ii) demand and time deposits in, certificates of deposits of, and bankers' acceptances issued by, any depository institution or trust company incorporated under the laws of the United States of America or any state thereof, having a combined capital and surplus of at least $500,000,000, and subject to supervision and examination by federal and/or state banking authorities, so long as at the time of such investment or contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company (or, in the case of a depository institution that is the principal subsidiary of a holding company, the commercial paper or other short-term debt obligations of such holding company) have a "P-1" rating by Moody's and a "A-1" or higher rating by S&P.

          (iii) repurchase obligations with respect to and collateralized by (A) any security described in CLAUSE (I) above or (B) any other security issued or guaranteed by an agency or instrumentality of the United States of America, in each case entered into with a depository institution or trust company (acting as principal) of the type described in CLAUSE (II) above, PROVIDED that the Administrator has taken delivery of such security;

            (iv) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations, but excluding commercial paper payable on demand or on a specified date not more than one year after the date of issuance thereof) having a "P-1" rating by Moody's and a "A-1" or higher rating by S&P at the time of such investment; and

            (v) shares in a mutual fund investing solely in short term securities of the United States government and/or securities described in CLAUSE (III) above where the mutual fund custodian has taken delivery of the collateralizing securities, PROVIDED THAT (i) such fund shall have a rating of "AAAm" or "AAAg" from S&P and the equivalent thereof from Moody's, (ii) the S&P rating for such fund shall have no "(r)" designation, and (iii) such shares shall be freely transferable by the holder on a daily basis.

      "PERMITTED LIEN" means (i) the rights and interests of KBK and the XXX Parties under the Sale Agreement, the XXX Purchase Agreement and the other Transaction Documents, (ii) any Lien created by, or arising solely or primarily as a result of any action taken by, any XXX Party or Affected Party or, for purposes of the Sale Agreement, by Initial Purchaser and (iii) any Lien on the assets of any XXX Party or Affected Party securing obligations of such XXX Party or Affected Party.

      "PERSON" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

      "POOL RECEIVABLE" means a Receivable in the Receivables Pool.

      "PROGRAM FEE" is the fee payable by KBK Receivables to the Administrator, for the account of XXX, as the "Program Fee," pursuant to the Fee Letter.

      "PROGRAM INFORMATION" has the meaning set forth in SECTION 14.08 of the XXX Purchase Agreement.

      "PURCHASE" (a) for purposes of the Sale Agreement, has the meaning set forth in SECTION 1.1 of the Sale Agreement, and (b) for purposes of the XXX Purchase Agreement, has the meaning set forth in SECTION 1.01(A) of the XXX Purchase Agreement.

      "PURCHASE LIMIT" has the meaning set forth in SECTION 1.01 (B) of the XXX Purchase Agreement.

      "PURCHASE PRICE" has the meaning set forth in SECTION 2.1 of the Sale Agreement.

      "PURCHASE PRICE ADJUSTMENTS" has the meaning set forth in SECTION 3.1(B) of the Sale Agreement.

      "PURCHASE TERMINATION DATE" means the date of termination of the Facility under SECTION 8.1 or 8.2 of the Sale Agreement.

      "PURCHASE TERMINATION EVENT" has the meaning set forth in SECTION 8.1 of the Sale Agreement.

      "PURCHASED ASSETS" has the meaning set forth in SECTION 1.1 of the Sale Agreement.

      "PURCHASER", for purposes of the XXX Purchase Agreement, means XXX.

      "PURCHASER NOTE" has the meaning set forth in SECTION 3.2 of the Sale Agreement.

      "PURCHASER'S SHARE" of any amount means (a) at any time prior to the Termination Date, the then Asset Interest, expressed as of percentage, TIMES such amount,and (b) at any time on or after the Termination Date, XXX TIMES such amount.

      "PURCHASER'S TOTAL INVESTMENT" means at any time with respect to the Asset Interest an amount equal to (a) the aggregate of the amounts theretofore paid to Seller for Purchases pursuant to SECTION 1.01 of the XXX Purchase Agreement, LESS (b) the aggregate amount of Collections theretofore received and actually distributed to Purchaser on account of such Purchaser's Total Investment pursuant to SECTION 3.01 of the XXX Purchase Agreement.

      "QUALIFYING LIQUIDITY BANK" means a Liquidity Bank with a rating of its short-term securities equal to or higher than (i) A-1 by Standard & Poor's Ratings Services and (ii) P-1 by Moody's Investors Service, Inc.

      "RECEIVABLE" means (a) the indebtedness owed to the Originator (either directly or by purchase or assignment from the Obligee) by any Obligor (without giving effect to any transfer to KBK Receivables pursuant to the Sale Agreement or any Purchase under the XXX Purchase Agreement) acquired by the Originator pursuant to a Factoring Agreement, whether constituting an account, instrument, chattel paper or general intangible, arising in connection with the sale of goods or services by an Obligee, and includes the right to payment of any finance charge and other obligations of such Obligor with respect thereto (but excludes prepayment penalties and fees), and (b) the indebtedness owed to the Originator by an Obligor (without giving effect to any transfer to KBK Receivables pursuant to the Sale Agreement or the Purchaser under the XXX Purchase Agreement) under an Inventory Financing Agreement and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto (but excludes any prepayment penalties and fees payable under such Inventory Financing Agreement), whether constituting an instrument, chattel paper or general intangible; PROVIDED, HOWEVER, that no account, instrument, chattel paper or general intangible arising under a "Revolving Account Transfer and Purchase Agreement (Batch)" or a "Recourse Account Transfer Agreement" shall constitute a "Receivable" hereunder or under the Sale Agreement unless the Administrator and the Initial Purchaser have approved the form of such agreement in writing in a notice to KBK; PROVIDED FURTHER, that no account, instrument, chattel paper or general intangible the Obligor or Obligee of which is listed on APPENDIX B prior to the creation thereof in the case of clause (b) above or acquisition thereof by the Originator in the case of clause (a) above (as such APPENDIX B is supplemented from time to time in the sole discretion of the Administrator at the request of the Originator) shall constitute a "Receivable" hereunder or under the Sale Agreement.

      "RECEIVABLES POOL" means at any time all then outstanding Receivables which have been sold or contributed by the Originator to KBK Receivables under the Sale Agreement; PROVIDED, HOWEVER, that Receivables sold by Seller pursuant to the proviso to SECTION 7.03(A)(I) of the XXX Purchase Agreement shall, after such sale, not be in the Receivables Pool.

      "RECOURSE ACCOUNT TRANSFER AGREEMENT" means a Recourse Account Transfer Agreement or Recourse Account Transfer and Purchase Agreement substantially in one of the forms set forth in Schedule 6.02(J)-5.

      "REGULATION D" means Regulation D of the Federal Reserve Board, or any other regulation of the Federal Reserve Board that prescribes reserve requirements applicable to nonpersonal time deposits or "Eurocurrency Liabilities" as presently defined in such Regulation D, as in effect from time to time.

      "REGULATORY CHANGE" means, relative to any Affected Party

            (a) any change in (or the adoption or commencement of effectiveness of) any

                  (i) United States federal or state law or foreign law
            applicable to such Affected Party;

                (ii) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such Affected Party of (A) any court, Government Authority charged with the interpretation or administration of any law referred to in CLAUSE (A)(I) or of (B) any fiscal, monetary or other authority having jurisdiction over such Affected Party; or

               (iii) GAAP or regulatory accounting principles applicable to such
            Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in CLAUSE (A)(I) or (A)(II) above; or

            (b) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in CLAUSE (A)(I), (A)(II) or (A)(III) above.

      "REINVESTMENT" has the meaning set forth in SECTION 1.03 of the XXX Purchase Agreement.

      "RELATED ASSETS" means, in relation to any Receivable, (a) all rights and interests in and to, but not any obligations under, all Related Security with respect to such Receivable, (b) all rights and interests in and to all books and records evidencing or otherwise relating to such Receivable, (c) for purposes of the XXX Purchase Agreement, all rights and interests of KBK Receivables under the Sale Agreement and the other documents executed by the Originator thereunder, and (d) all Collections in respect of, and other proceeds of, such Receivable or any other Related Assets in respect thereof.

      "RELATED SECURITY" means, with respect to any Receivable:

            (i) all right, title and interest, if any, in the goods or merchandise (including returned goods or merchandise), if any, the sale of which by an Obligee or the Originator gave rise to such Receivable or any goods or merchandise securing such Receivable,

            (ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract, the Factoring Agreement (if any) or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable,

            (iii) all guarantees, subordination agreements, insurance and other agreements or arrangements of whatever character, if any, from time to time supporting or securing payment of such Receivable whether pursuant to the Contract or Factoring Agreement related to such Receivable or otherwise,

            (iv) with respect to a the Factoring Agreement (if any) pursuant to which the Originator purchased such Receivable (A) any rights of the Seller or the Originator to receive moneys due or to become due under or pursuant to such Factoring Agreement (other than in respect of fees payable thereunder and provisions providing for the payment and enforcement thereof), (B) any rights of the Seller or the Originator to receive proceeds of any insurance, indemnity payments, warranty or guaranty payments with respect to such Factoring Agreement on the Receivables acquired thereunder, (C) any claims of the Seller or the Originator for damages arising out of or for breach of or default under such Factoring Agreement, (D) any right of the Seller or the Originator to compel performance and otherwise exercise all remedies thereunder, including, without limitation, any right to require the Obligee to repurchase any such Receivable and (E) any related financing statements signed by the Obligee party to such Factoring Agreement, and

            (v) the Contract related to such Receivable, including, without limitation, (A) any rights of the Seller or the Originator to receive moneys due or to become due under or pursuant to such Contract (other than prepayment penalties and fees thereunder), (B) any rights of Seller or the Originator to receive proceeds of any insurance, indemnity payments, warranty or guaranty payments with respect to such Contract, (C) any claims of the Seller or Originator for damages arising out of or for breach of or default under such Contract, (D) any right of Seller or the Originator to compel performance and otherwise exercise all remedies thereunder and (E) any related financing statements signed by the Obligor party to such Contract.

      "RELATIONSHIP BANK" means XXX, in its capacity as referral agent for XXX, and any successor to XXX in such capacity.

      "REPORTING DATE" means the fifth Business Day after a Cut-Off Date (other than the initial Cut-Off Date). Each reference to a Reporting Date "for" or "with respect to" any Reporting Period or Settlement Period means the fifth Business Day after the Cut-Off Date for such Reporting Period or Settlement Period.

      "REPORTING PERIOD" means each period from a Cut-Off Date to the next following CutOff Date. The "related" Reporting Period with respect to any Settlement Period means the Reporting Period ending on the Cut-Off Date for such Settlement Period.

      "REQUIRED RESERVES" means, on any day during a Settlement Period, the sum of each of (i) the Loss Reserve, (ii) the Accrued Cost Reserve, (iii) the Liquidation Cost Reserve, and (iv) the Dilution Reserve.

      "REVOLVING ACCOUNT TRANSFER AND PURCHASE AGREEMENT (BATCH)" means a Revolving Account Transfer and Purchase Agreement (Batch) substantially in the form set forth in SCHEDULE 6.02(J)-5.

      "SALE AGREEMENT" means the Purchase and Sale Agreement dated as of April 11, 1997 among KBK, individually and as initial Servicer, and KBK Receivables, as purchaser, as it may be amended, supplemented, restated or otherwise modified in accordance with SECTION 7.03(F) of the XXX Purchase Agreement.

      "SECURED PARTIES" means the XXX, the Indemnified Parties under the XXX Purchase Agreement and the Affected Parties.

      "SECURITY AGREEMENT" means the Security Agreement dated as of September 24, 1992 between XXX, as grantor, and the Collateral Agent, as secured party, as the same may be amended, supplemented or otherwise modified from time to time.

      "SELLER", for purposes of the XXX Purchase Agreement, means KBK
Receivables.

      "SELLER INFORMATION" has the meaning set forth in SECTION 14.07(A) of the XXX Purchase Agreement.

      "SELLER INFORMATION PROVIDER" has the meaning set forth in SECTION 14.07(A) of the XXX Purchase Agreement.

      "SELLER PARTIES" means KBK (individually and as Servicer) and KBK Receivables.

      "SERVICER" means, at any time, KBK, in its capacity as initial servicer on behalf of KBK Receivables under the Sale Agreement and on behalf of KBK Receivables and XXX under the XXX Purchase Agreement, or such other Person as may have been appointed as successor Servicer in accordance with SECTION 8.01 of the XXX Purchase Agreement.

      "SERVICER TRANSFER EVENT" has the meaning set forth in SECTION 8.01(B) of the XXX Purchase Agreement.

      "SERVICER'S FEE" accrued as of any day in a Settlement Period means

            (a) an amount equal to (x) the Servicer's Fee Rate, TIMES (y) the aggregate Unpaid Balance of Pool Receivables on the first day of such Settlement Period, TIMES (z) a fraction, the numerator of which is the number of days elapsed from and including the first day of such Settlement Period to but excluding the date of calculation and the denominator of which is 360; or

            (b) on and after Servicer's reasonable request made at any time when KBK shall no longer be Servicer, an alternative amount specified by Servicer not exceeding (x) XXX of Servicer's reasonable cost and expenses of performing its obligations under the Agreement during such Settlement Period;

PROVIDED, HOWEVER, each reference to accrued and unpaid Servicer's Fee shall also include any Servicer's Fee accrued during a prior Settlement Period which shall not have been paid in full to Servicer.

      "SERVICER'S FEE RATE" shall mean XXX.

      "SETTLEMENT DATE" means the second Business Day after a Reporting Date. Each reference to a Settlement Date "for" or "with respect to" a Settlement Period shall mean and be a reference to the Settlement Date on which such Settlement Period ends in accordance with the definition of "Settlement Period".

      "SETTLEMENT PERIOD" means

            (a) the period from the date of the initial Purchase under the XXX Purchase Agreement to the first Settlement Date thereafter; and

            (b) thereafter, each period from the last day of the next preceding Settlement Period to the next following Settlement Date;

PROVIDED, HOWEVER, that the last Settlement Period shall end on the Final Payout Date.

      "S&P" means Standard & Poor's Ratings Services.

      "STANDARD CONCENTRATION FACTOR" shall mean XXX.

      "STANDARD OBLIGOR CONCENTRATION LIMIT" means at any time, in relation to the aggregate Unpaid Balance of Pool Receivables pursuant to any contract owed by any single Obligor and its Affiliated Obligors (if any), an amount equal to
(i) the Standard Concentration Factor TIMES (ii) the aggregate Unpaid Balance of Eligible Receivables at such time; PROVIDED, HOWEVER, that if such Obligor is rated A-1 or higher by S&P and P-1 or higher by Moody's, the percentage in clause (i) shall equal XXX.

      "XXX CAPITAL" has the meaning set forth in the PREAMBLE to the XXX Purchase Agreement.

      "SUBORDINATED DEBT" means debt subordinated in a manner satisfactory to Administrator.

      "SUBSIDIARY" of any Person means (i) a corporation more than XXX of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned or controlled by such Person, directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which such Person, directly or indirectly through Subsidiaries, has more than a XXX equity interest at the time.

      "SUCCESSOR NOTICE" has the meaning set forth in SECTION 8.01(B) of the XXX Purchase Agreement.

      "TANGIBLE NET WORTH" means Net Worth (excluding the amount of any write-up of any assets over their depreciated cost) less (i) all intangible assets such as goodwill and patent rights and (ii) all notes or accounts receivable due from Affiliates.

      "TERMINATION DATE" means the earliest of

            (a)   March 31, 2002;

            (b) the date of termination (whether by scheduled expiration, termination on default or otherwise) of either the Liquidity Banks' commitments under the Liquidity Agreement or the Credit Bank's commitment under the Credit Agreement (unless such commitments are renewed, extended or replaced on or before such date);

            (c) the date on which a Liquidation Event has occurred and is continuing and on which the Administrator declares a Termination Date in a notice to Seller in accordance with SECTION 10.02(A) of the XXX Purchase Agreement; and

            (d) the date which becomes the Termination Date automatically under
      SECTION 10.02(B) of the XXX Purchase Agreement.

      "TRANSACTION DOCUMENTS" means the Sale Agreement, the XXX Purchase Agreement, the Lock-Box Agreements, the Collection Account Agreement, each Purchase Request delivered under the XXX Purchase Agreement, the Purchaser Note, the Fee Letter and each agreement or instrument delivered under SECTION 5.01(N) or 8.05 of the XXX Purchase Agreement or SECTION 7.3 of the Sale Agreement.

      "TURNOVER DAYS" at any time during a Settlement Period means the product of (a) the quotient of (i) the aggregate Unpaid Balance of Receivables as of the first day of the next preceding Reporting Period, DIVIDED BY (ii) the aggregate amount of Collections received on all Receivables during such Reporting Period, TIMES (b) the number of days in such Reporting Period.

      "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

      "UNMATURED LIQUIDATION EVENT" means any event which, with the giving of notice or lapse of time, or both, would become a Liquidation Event.

      "UNMATURED PURCHASE TERMINATION EVENT" means any event which, with the giving of notice or lapse of time, or both, would become a Purchase Termination Event.

      "UNPAID BALANCE" of any Receivable means at any time the unpaid principal amount thereof.

      "UNUSED FEE" has the meaning set forth in the Fee Letter.

      B. OTHER TERMS. All accounting terms not specifically defined herein or in the Sale Agreement or the XXX Purchase Agreement shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein or therein, are used herein and therein as defined in such Article 9.

      C. COMPUTATION OF TIME PERIODS. Unless otherwise stated in the Sale Agreement or the XXX Purchase Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

                                  APPENDIX B

                        TO RECEIVABLES PURCHASE AGREEMENT

                                           Client      Facility     Outstanding
                                           Number       Amount        Balance
                                          --------   ------------   ------------
Short Term Capital Loans
   (See attached schedule)

Batch Purchases                 3/31/97
                                   A          2555   2,000,000.00   1,052,867.73
                                   B          6196   4,000,000.00   1,997,451.41
                                   C          7344   3,500,000.00   3,099,939.40
                                   D          8144   2,000,000.00   1,206,682.58
                                   E          8222   3,000,000.00     546,626.14
                                   F          8844   3,000,000.00   1,946,103.19
                                   G          6802           --       115,309.56
Subtotal                                                            9,964,980.01

Inventory Financing             3/31/97
                                   A          6196   3,500,000.00   2,500,000.00
                                   B          6685     400,000.00     375,194.45
                                   C          8110      10,875.00       4,482.17
Subtotal                                                            2,879,676.62

Recourse Facilities             4/9/97
                                   A          1546     675,000.00     394,686.76
                                   B          1887   2,000,000.00           --
                                   C          2186     120,000.00      40,782.00
                                   D          3838     750,000.00     424,060.46
                                   E          3839     350,000.00           --
                                   F          6203     400,000.00           --
Subtotal                                                              859,529.22

Progress Facilities             4/9/97
                                   A          1317        500,000           --
                                   B          1570      1,000,000           --
                                   C          4111        250,000     198,607.80
                                   D          6202        400,000     778,968.94
                                   E          7266           --             --
                                   F          7332           --       354,500.00
                                   G          6319      5,000,000           --
Subtotal                                                            1,332,076.74